UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Verisk Analytics, Inc.

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Notice of 2020 Annual Meeting of Shareholders

When:	May 20, 2020, 8:00 AM, local time

Where:	The offices of the Company 545 Washington Boulevard Jersey City, New Jersey 07310

April 3, 2020

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Shareholders of Verisk Analytics, Inc. will be held on Wednesday, May 20, 2020, at 8:00 a.m. local time, at 545 Washington Boulevard, Jersey City, New Jersey 07310, to:

•	elect three (3) members of the Board of Directors;

•	approve the compensation of the Company’s named executive officers on an advisory, non-binding basis (“say-on-pay”);

•	ratify the appointment of Deloitte & Touche LLP as independent auditor for the year ending December 31, 2020; and

•	transact such other business as may properly come before the meeting.

Our Board of Directors recommends that you vote “FOR” the election of directors, the approval of the compensation of the Company’s named executive officers on an advisory, non-binding basis, and the ratification of the appointment of the auditor.

We are pleased to take advantage of the SEC rule allowing companies to furnish proxy materials via the Internet. We believe this notice and access process expedites shareholders’ receipt of proxy materials and lowers the costs of our annual meeting of shareholders. Accordingly, we have mailed to certain of our beneficial owners the Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached Proxy Statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. We are mailing paper copies of our annual meeting materials to our shareholders of record, and to eligible participants in the ISO 401(k) Savings and Employee Stock Ownership Plan, or ESOP.

The Notice of Internet Availability of Proxy Materials is being mailed to certain of our shareholders beginning on or about April 3, 2020. The Proxy Statement is being made available to our shareholders and eligible ESOP participants beginning on or about April 3, 2020.

Very truly yours,

Kenneth E. Thompson

Executive Vice President, General

Counsel and Corporate Secretary

                     *****

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 20, 2020. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available at www.proxyvote.com. Upon written request to our Corporate Secretary, we will provide a copy of our Annual Report on Form 10-K without charge. Please mail any written request to Kenneth E. Thompson, Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, NJ 07310-1686.

Proxy Statement

We are making this Proxy Statement available in connection with the solicitation of proxies by our Board of Directors for the 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) and any adjournments or postponements thereof, which may be necessary due to a national emergency that prevents the Company from holding the meeting on the date or at the location as planned. We are mailing the Notice of Internet Availability of Proxy Materials on or about April 3, 2020. This Proxy Statement is being made available to our shareholders on or about April 3, 2020. In this Proxy Statement, we refer to Verisk Analytics, Inc. as the “Company,” “Verisk,” “we,” “our” or “us” and the Board of Directors as the “Board.”

Annual Meeting Information

Date and Location

We will hold the annual meeting on Wednesday, May 20, 2020 at 8:00 AM, local time, at the offices of the Company, 545 Washington Boulevard, Jersey City, New Jersey 07310.

In light of the evolving coronavirus (COVID-19) situation, we are actively monitoring the recommendations and mandates that our federal and local governments and public health officials are issuing and are sensitive to the public health and travel concerns of our shareholders. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our company website (www.verisk.com) and via press release, and we encourage you to check for updates prior to the meeting if you plan to attend.

Admission

Only record or beneficial owners of our common stock as of the Record Date, as defined below, or their proxies, and eligible participants of the ISO 401(k) Savings and Employee Stock Ownership Plan, or ESOP, may attend the annual meeting in person. When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Record Date

The Record Date for the annual meeting is March 23, 2020. Record and beneficial owners may vote all shares of Verisk’s Common Stock they owned as of the close of business on that date. Each share of Common Stock entitles you to one vote on the election of each of the Directors nominated for election and one vote on each other matter voted on at the annual meeting. On the Record Date, 162,451,848 shares of Common Stock were outstanding. We need a quorum consisting of a majority of the shares of Common Stock outstanding on the Record Date present, in person or by proxy, to hold the annual meeting.

Notice of Electronic Availability of Proxy Materials

Pursuant to the rules adopted by the SEC, we are making this Proxy Statement and our Annual Report on Form 10-K available to many of our shareholders electronically via the Internet. On or about April 3, 2020, we are mailing to our beneficial owners (other than ESOP participants) the Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K via the Internet and how to vote online. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Your participation in this process enables us to save money on the cost of printing and mailing the documents to you.

Printed copies of the proxy materials are being sent to record holders of our stock and to eligible ESOP participants. All shareholders and eligible ESOP participants will be able to access the proxy materials at www.proxyvote.com.

Voting Information

Record and Beneficial Owners

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered, with respect to those shares, to be a stockholder of record, and our annual meeting materials are being sent to you directly by us. As the stockholder of record, you have the right to grant your voting proxy or to attend the meeting and vote in person. If your shares are held in a brokerage account or by a bank or other nominee, you are considered a beneficial owner of those shares held in “street name” and your broker or nominee is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares.

Verisk 2020 Proxy Statement  |  1

Voting Information

Votes Required

Proposals for Your Vote	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes

Proposal 1: Electing Three Members of the Board of Directors	Majority of votes cast	No effect	No effect

Proposal 2: Approving the Compensation of the Company’s Named Executive Officers on an Advisory, Non-binding Basis (“Say-on-Pay”)	Affirmative vote of a majority of shares present or repre sented by proxy	Vote against	No effect

Proposal 3: Ratifying the Appointment of Deloitte & Touche LLP as Independent Auditor for 2020	Affirmative vote of a majority of shares present or repre sented by proxy	Vote against	None - Brokers have discretion to vote

Votes Required to Elect Directors

In uncontested elections, each director will be elected by a majority of the votes cast, meaning that the number of shares voted “for” a director must exceed the number of shares voted “against” that director for the director to be elected. The Company has adopted a director resignation policy providing that an incumbent director who did not receive a majority of votes cast must promptly tender his or her resignation to the Board. The Nominating Committee will consider the resignation and make a recommendation to the Board whether to accept or reject the resignation. If the Board decides not to accept the resignation, the director will continue to serve on the Board until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. If the Board accepts the resignation, the Nominating Committee may recommend to the Board, and the Board will thereafter decide, whether to fill the resulting vacancy or to reduce the size of the Board. The Board, excluding the director in question, will act on the Nominating Committee’s recommendation and publicly disclose its decision and the rationale supporting it within 90 days following the date of the certification of the election results.

Votes Required to Approve the Compensation of the Company’s Named Executive Officers on an Advisory, Non-Binding Basis

The approval of the compensation of the Company’s named executive officers on an advisory, non-binding basis requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon.

Votes Required to Ratify the Auditor

The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon.

“Abstaining” and “Broker Non-Votes”

You may also “abstain” from voting for the director nominees and the other proposals. Shares voting “abstain” and broker non-votes with respect to any nominee for director will have no effect on the election of directors. Shares voting “abstain” on the other proposals will have the effect of a vote against the proposal. Broker non-votes will not be counted in determining the results of the vote on the say-on-pay proposal but both abstentions and broker non-votes will be counted as present at the annual meeting for purposes of determining a quorum.

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Item 1 — Election of Directors

Our Board of Directors is divided into three classes each serving staggered terms. The number of directors is fixed by our Board of Directors, subject to the terms of our amended and restated certificate of incorporation. Our Board of Directors currently consists of twelve directors and each director who is elected will be elected for a three-year term.

The nominees for election at the 2020 Annual Meeting are set forth below and will serve terms continuing until 2023. Frank J. Coyne, a director currently serving a term expiring at the 2020 Annual Meeting, will retire from the Board effective as of the 2020 Annual Meeting and therefore is not standing for re-election. Accordingly, if each director nominee for election at the 2020 Annual Meeting is elected, our Board of Directors will consist of a total of eleven directors. All of the director nominees are current directors of Verisk as of April 3, 2020, and each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board or the Board may reduce its size.

Board Qualifications and Diversity

We believe that each of the nominees listed below possesses key attributes that we seek in a director, including strong and effective decision-making, communication and leadership skills.

We also believe that the Board members continuing after the 2020 Annual Meeting as a whole possess the right diversity of backgrounds, experience, qualifications and skills to oversee and address the key issues facing the Company.

Tenure

4 out of 11 are women	10 out of 11 are independent	4 new directors appointed since 2015

9 of 11
Other Public Company Board Experience

8 of 11
Prior or Current CEO Experience

Verisk 2020 Proxy Statement  |  3

Item 1

Nominees for Election at the 2020 Annual Meeting

Nominees for terms continuing until 2023

Christopher M. Foskett Independent Lead Director Age 62 Committees: Executive, Finance and Investment

Christopher M. Foskett has served as one of our directors since 1999. Mr. Foskett currently serves as a member of the Management Committee of Fiserv, Inc. and also oversees Global Sales at Fiserv, Inc. From 2011 to April 2014, Mr. Foskett served as the Managing Director — Co-Head of North American Banking and Global Head of Sales for Treasury Services at JPMorgan Chase Bank. He was Managing Director — Global Head of Financial Institutions of National Australia Bank from 2008 to 2011 and Managing Director and Global Head of the Financial Institutions Group in Citigroup’s Corporate Bank from 2007 to 2008. From 2003 to 2007, Mr. Foskett was Head of Sales and Relationship Management for Citigroup Global Transaction Services. He also served as Global Industry Head for the Insurance and Investment Industries in Citigroup’s Global Corporate Bank from 1999 to 2003. Previously, he held various roles in Citigroup’s mergers and acquisitions group. In assessing Mr. Foskett’s skills and qualifications to serve on our Board, our directors considered his more than 30 years in the banking and financial services industries, and experience gained as a senior executive with global financial institutions.

David B. Wright Independent Director Age 71 Committees: Audit, Compensation

David B. Wright has served as one of our directors since 1999. Since August 2014, Mr. Wright has served as Managing Partner of Innovative Capital Ventures, Inc. From July 2012 to May 2014, Mr. Wright served as the Chief Executive Officer of ClearEdge Power, a privately held company. From February 2010 to July 2011, Mr. Wright served as the Executive Vice Chairman and Chief Executive Officer of GridIron Systems. Mr. Wright served as Chief Executive Officer and Chairman of Verari Systems, Inc., from June 2006 to December 2009. He was Executive Vice President, Office of the CEO, Strategic Alliances and Global Accounts of EMC Corporation from July 2004 until August 2006. From October 2000 to July 2004, Mr. Wright served as President, Chief Executive Officer and Chairman of the Board of Legato Systems. Prior to joining Legato Systems, Mr. Wright had a 13-year career with Amdahl Corporation, where he served as President and Chief Executive Officer from 1997 to 2000. Mr. Wright also previously served on the Board of Directors of ClearEdge Power, GridIron Systems, ActivIdentity Corp., Aspect Communications Corp., Boole and Babbage Inc. and GeekNet, Inc. In assessing Mr. Wright’s skills and qualifications to serve on our Board, our directors considered the operations and management experience he gained in leadership positions in diverse businesses.

Annell R. Bay Independent Director Age 64 Committees: Compensation (Chair), Executive, Nominating and Corporate Governance

Annell R. Bay has served as one of our directors since August 2016. Ms. Bay has more than 35 years of experience in the oil and gas industries. Ms. Bay most recently served as vice president of global exploration for Marathon Oil Corporation, from June 2008 until her retirement in April 2014. Ms. Bay was previously Vice President of Americas exploration for Shell Exploration and Production Company and Vice President of worldwide exploration at Kerr McGee Oil and Gas Corporation. Earlier in her career, Ms. Bay held positions in operations and applied research at Chevron, Sohio, and Oryx Energy. Ms. Bay serves on the advisory boards for the Jackson School of Geology at the University of Texas at Austin, the Houston Education Center for the Independent Petroleum Association of America and is a Trustee of Trinity University in San Antonio, Texas. Ms. Bay has served on the Board of Directors of the Apache Corporation, a publicly traded energy company, since 2014, and Hunting PLC, a UK-listed energy services company, since 2015. In assessing Ms. Bay’s skills and qualifications to serve on our Board, our directors considered her deep knowledge of the oil and gas industries and her extensive global experience in the exploration of conventional and unconventional oil and gas reservoirs and in exploration portfolio risk management.

Our Board unanimously recommends a vote “FOR” the election of all three (3) nominees. Proxies solicited by our Board will be voted “FOR” these nominees unless otherwise instructed.

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Item 1

Continuing Directors

Directors with terms continuing until 2021

Samuel G. Liss Independent Director Age 63 Committees: Finance and Investment (Chair), Audit, Executive

Samuel G. Liss has served as one of our directors since 2005. Mr. Liss is the principal of WhiteGate Partners LLC, a financial services advisory firm, and an Adjunct Professor at both Columbia University Law School and New York University Stern Graduate School of Business. Previously, Mr. Liss served as Executive Vice President and Group Business Head at The Travelers Companies, overseeing corporate business development and one of three operating divisions —Financial, Professional Lines and International Insurance. Earlier in his career, Mr. Liss was a Managing Director in the Investment Banking and the Equities divisions at Credit Suisse, working with financial and business services companies. Mr. Liss began his career in the equities division at Salomon Brothers. Mr. Liss has served on the Board of Directors of Argo Group International Holdings, Ltd., a publicly-traded company, since February 2019. Mr. Liss formerly served on the Boards of DST Systems, Inc., Ironshore, Inc. and Nuveen Investments Inc. In assessing Mr. Liss’ skills and qualifications to serve on our Board, our directors considered his management and operational experience gained as a senior executive of a global insurance business, his expertise in investment banking and the capital markets, and his Board governance experience.

Therese M. Vaughan Independent Director Age 63 Committees: Nominating and Corporate Governance (Chair), Compensation, Executive

Therese M. Vaughan has served as one of our directors since February 2013. Dr. Vaughan is currently an Executive-in-Residence at Drake University. From July 2017 to August 2019, Dr. Vaughan was the Robb B. Kelley Visiting Distinguished Professor of Insurance and Actuarial Science at Drake University and from June 2014 to June 2017, Dr. Vaughan served as the Interim Dean and then the Dean of Drake’s College of Business and Public Administration. Dr. Vaughan is a leading expert in insurance regulation having served as Chief Executive Officer of the National Association of Insurance Commissioners from February 2009 to November 2012 and as Commissioner of the Iowa Insurance Division, directing all insurance business transacted in the State of Iowa, from August 1994 to December 2004. Dr. Vaughan is an Associate of the Society of Actuaries (ASA), a Chartered Property Casualty Underwriter (CPCU), an Associate of the Casualty Actuarial Society (ACAS), and a Member of the American Academy of Actuaries (MAAA). Dr. Vaughan has served on the Boards of Directors of Wellmark Blue Cross and Blue Shield since May 2013, West Bancorporation since April 2019 and American International Group since May 2019. Dr. Vaughan has previously served on the Board of Directors of Validus Holdings, Ltd., Principal Financial Group, Inc. and Endurance Specialty Holding Ltd. In assessing Dr. Vaughan’s skills and qualifications to serve on our Board, our directors considered her deep knowledge of the insurance industry and regulatory environment gained from her experience with the National Association of Insurance Commissioners and as Commissioner of the Iowa Insurance Division.

Bruce Hansen Independent Director Age 60 Committees: Audit (Chair), Compensation, Executive

Bruce Hansen has served as one of our directors since May 2015. From 2002 to 2012, Mr. Hansen served as Chairman and CEO of ID Analytics, a company he co-founded in 2002. Prior to that, Mr. Hansen served as President of HNC Software, Inc., a publicly traded company. Mr. Hansen has also held executive roles at CASA Inc., CitiGroup, ADP and JPMorgan Chase. Mr. Hansen currently serves on the Board of Directors of MITEK Systems Inc., a publicly traded company, as well as RevSpring, Inc. and GDS Link, LLC, each a privately held company. Mr. Hansen is also an active member of the National Association of Corporate Directors. In assessing Mr. Hansen’s skills and qualifications to serve on our Board, our directors considered his management and operations experience gained as a senior executive of multiple data analytics businesses, as well as his experience gained by his current and past service on other public company boards.

Kathleen A. Hogenson Independent Director Age 59 Committees: Finance and Investment, Nominating and Corporate Governance

Kathleen A. Hogenson has served as one of our directors since August 2016. Ms. Hogenson is an accomplished executive and entrepreneur with more than 30 years of energy experience. Ms. Hogenson has served as the President and Chief Executive Officer of Zone Oil & Gas, LLC, a company providing advisory and valuation services in energy, since 2007. Ms. Hogenson served as President and Chief Executive Officer of Zone Energy, LLC, a company she founded in 2009 and sold in 2015. Previously, Ms. Hogenson was President of Santos USA Corporation and Vice President of exploration and production technology for Unocal Corporation. Ms. Hogenson currently serves on the Board of Directors of First Quantum Minerals Ltd., a Canadian-listed mining company, and Cimarex Energy Co., a NYSE-listed oil and gas company, and has previously served on the Board of Directors of Petrofac Limited and Parallel Petroleum LLC. Ms. Hogenson has also served on the advisory Board of Samsung Oil & Gas USA Corporation. In assessing Ms. Hogenson’s skills and qualifications to serve on our Board, our directors considered her proven entrepreneurial track record and extensive commercial and strategic knowledge of the energy industry.

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Item 1

Directors with terms continuing until 2022

Scott G. Stephenson Chairman, President and CEO Age 62 Committees: Executive (Chair)

Scott G. Stephenson has been our Chief Executive Officer since April 2013 and has been our President since March 2011. Mr. Stephenson has also served on our Board of Directors since April 2013 and effective April 2016, Mr. Stephenson was appointed as the Chairman of our Board. Mr. Stephenson also previously served as our Chief Operating Officer and prior to that led our Decision Analytics segment. From 2002 to 2008, Mr. Stephenson served as our Executive Vice President, and he served as President of our Intego Solutions business from 2001 to 2002. Mr. Stephenson joined the Company from Silver Lake Partners, a technology-oriented private equity firm, where he was an advisor from 2000 to 2001. From 1989 to 1999 Mr. Stephenson was a partner with The Boston Consulting Group, eventually rising to senior partner and member of the firm’s North American operating committee. Since February 2020, Mr. Stephenson has served on the Board of Directors of Public Service Enterprise Group Inc. (NYSE: PEG), the publicly-traded parent company of New Jersey-based gas and electric utility company, Public Service Electric and Gas Co. (PSE&G). In assessing Mr. Stephenson’s skills and qualifications to serve on our Board, our directors considered the in-depth operations and management experience and knowledge gained by Mr. Stephenson from his various senior management and executive positions held by him within Verisk since 2001, including serving as our Chief Executive Officer since April 2013.

Andrew G. Mills Independent Director Age 67 Committees: Audit, Finance and Investment

Andrew G. Mills has served as one of our directors since 2002. Mr. Mills has served as Executive Chairman of Archegos Capital Management since June 2014 and Co-Chief Executive Officer since January 2019. Mr. Mills also currently serves as the Co-Chairman of the Grace & Mercy Foundation. Mr. Mills has also served as the interim President of The King’s College in New York, New York from October 2012 to July 2013 and from May 2007 to December 2008 and also served as Chairman of the Board of Trustees from 2004 to 2014. He is the former Chairman of Intego Solutions LLC, which he founded in 2000. Mr. Mills previously served as Chief Executive Officer of The Thomson Corporation’s Financial and Professional Publishing unit and as a member of Thomson’s Board of Directors. In 1984, he led the start-up operations of Business Research Corporation and was responsible for overseeing its sale and integration into The Thomson Corporation. He began his career with Courtaulds Ltd. and joined The Boston Consulting Group in 1979. Mr. Mills is on the Board of Directors of Camp of the Woods, is a member of the Massachusetts State Board of the Salvation Army and is co-chairman of the Theology of Work Project. In assessing Mr. Mills’ skills and qualifications to serve on our Board, our directors considered his management expertise gained through senior executive positions with diverse businesses and his expertise in acquisitions and integration of acquired businesses.

Constantine P. Iordanou Independent Director Age 70 Committees: Nominating and Corporate Governance, Compensation

Constantine P. Iordanou has served as one of our directors since 2001. Mr. Iordanou has served as Chairman and Senior Advisor of Arch Capital Group Limited, or ACGL, from March 2018 until his retirement in September 2019 and served as President and Chief Executive Officer from August 2003 until March 2018. Mr. Iordanou has served as a director of ACGL from January 2002 until his retirement in September 2019. From January 2002 through July 2003, he was Chief Executive Officer of Arch Capital (U.S.) Inc., a wholly owned subsidiary of ACGL. Prior to joining ACGL in 2002, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as Senior Executive Vice President of Group Operations and Business Development of Zurich Financial Services, President of Zurich-American Specialties Division, Chief Operating Officer and Chief Executive Officer of Zurich American and Chief Executive Officer of Zurich North America. Prior to joining Zurich in March of 1992, he served as President of the Commercial Casualty division of Berkshire Hathaway Inc. and served as Senior Vice President with the American Home Insurance Company, a member of the American International Group. In assessing Mr. Iordanou’s skills and qualifications to serve on our Board, our directors considered his experience as director and Chief Executive Officer of another public company, ACGL, as well as his extensive experience as a senior executive of various global insurance businesses.

Laura K. Ipsen Independent Director Age 55 Committees: Audit

Laura K. Ipsen has served as one of our directors since January 2020. Ms. Ipsen has served as President and Chief Executive Officer of Ellucian, a leading provider of technology solutions and services that power more than 2,700 higher education institutions in more than 50 countries since December 2017. Previously, Ms. Ipsen was general manager and senior vice president for Oracle Marketing Cloud, leading all customer-facing aspects of the business. Before that, Ms. Ipsen was corporate vice president of Microsoft’s worldwide public sector organization, serving government, education, and public healthcare customers in more than 100 countries. Ms. Ipsen’s experience also includes more than a decade at Cisco Systems, where she spearheaded an effort to transform how the world manages energy supplies and built smart-grid solutions for utilities around the world. During her time with Cisco, Ms. Ipsen established the company’s global policy and government affairs division, with a focus on Cisco’s policy related to the Internet as well as adoption of broadband access. Ms. Ipsen also held leadership roles at PricewaterhouseCoopers, Acer America, and Hitachi Data Systems. Ms. Ipsen served as a member of the Monsanto Board of Directors from 2010 until 2018. Ms. Ipsen is also the former chair of the Board of the Washington, D.C.-based Information Technology Industry Council. In assessing Ms. Ipsen’s skills and qualifications to serve on our Board, our directors considered her extensive experience as a senior executive of various data and technology businesses, her deep knowledge of the cloud, AI and global energy efforts, and her service as a director of another public company.

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Corporate Governance

Corporate Governance Strengths

We are committed to good corporate governance, which promotes the long-term interests of our stockholders and strengthens our Board and management accountability. Highlights of our corporate governance practices include the following:

Corporate Governance Highlights

•	Proxy access for qualifying shareholders to nominate directors

•	Majority voting in uncontested director elections

•	Lead independent director

•	100% independent members on the Audit, Compensation, Finance and Investment, and Nominating and Corporate Governance Committees

•	Four new directors in last five years

•	Annual Say-on-Pay vote

•	No Poison Pill

•	Robust stock ownership guidelines for directors and executive officers

•	Robust “clawback” policy

•	Policy of no hedging or pledging of Company securities

•	Annual Board and Committee Evaluations

•	Executive sessions after every Board and Committee Meeting

•	Periodic reviews of Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics

Actions Taken in 2019 to Strengthen Corporate Governance

Our Board, in coordination with our Nominating and Corporate Governance Committee, deliberates on and discusses the appropriate governance structure of our Company. During 2019, the Nominating and Corporate Governance Committee reviewed and made recommendations to the Board, and the Board approved changes and updates to the following governance documents and practices of the Company:

Corporate Governance changes implemented in 2019

•	Refreshed Committee Leadership and Membership
•	Updated each of the Charters for the Audit, Compensation, Finance and Investment, and Nominating and Corporate Governance Committees

•	Updated the Anti-Bribery and Corruption Policy

•	Updated the Corporate Governance Guidelines

•	Updated the Code of Business Conduct and Ethics

Proxy Access

During 2018, our Nominating and Corporate Governance Committee proactively evaluated the desirability of adopting an amendment to our Amended and Restated By-Laws to provide for the ability of certain of our shareholders to nominate director nominees and have such shareholder-nominated director candidates be included in our proxy materials. Upon recommendation of the Nominating and Corporate Governance Committee, at its meeting in February 2019 the Board adopted a proxy access bylaw provision to be included in the Company’s Amended and Restated By-laws. As a result, the Company’s Amended and Restated By-Laws permit one or a group of up to 20 shareholders who, in the aggregate, own continuously for at least three years, shares of our company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate up to the greater of two or 20% of our Board and have such nominations included in our proxy materials, provided that the shareholder(s) and nominee(s) meet the requirements in our By-Laws. Shareholders who wish to nominate directors for inclusion in next year’s Proxy Statement or directly at the 2020 Annual Meeting should follow the instructions set forth in the section titled “Shareholder Proposals” in this Proxy Statement.

Committee Leadership Refreshment

Our Board believes it is important that Board Committee leadership roles be filled by directors with appropriate skills and experience, and that succession planning is necessary in order to ensure continuity of Board leadership. The Independent Lead Director and Committee Chairs are appointed for one-year terms. On an annual basis, the Nominating and Corporate Governance Committee reviews the selection of the Independent Lead Director and the Chairs of each Committee to evaluate the utility of any changes for the coming year. During 2019, based on the recommendations of the Nominating and Corporate Governance Committee, the Board implemented the following changes which became effective at the 2019 Annual Meeting.

•	Independent Lead Director: Christopher M. Foskett became Independent Lead Director. Mr. Foskett has been Chair of our Audit Committee since 2015.

•	Audit Committee: Bruce Hansen became Chair of the Audit Committee. Mr. Hansen has been a member of our Audit Committee since 2015.

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Corporate Governance

•	Compensation Committee: Annell R. Bay became Chair of our Compensation Committee. Ms. Bay has been a member of our Compensation Committee since 2017.

Leadership Structure, Chairman and Independent Lead Director

On April 1, 2016, we combined the roles of Chairman and CEO and we created the new role of Independent Lead Director. We believe that giving Mr. Stephenson the additional role of Chairman, effective upon his third anniversary as CEO, promoted efficiency. In addition, we have established the role of Independent Lead Director. We believe having an Independent Lead Director promotes a more robust corporate governance program and aligns our Company with an increasing number of leading public companies. Effective at the 2019 Annual Meeting of Shareholders, Christopher M. Foskett assumed the role of Independent Lead Director.

Our Corporate Governance Guidelines establish a robust role for the Independent Lead Director. The Corporate Governance Guidelines provide that the Lead Director shall:

•	preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	encourage and facilitate active participation of all directors;

•	serve as liaison between the Chairman and the independent directors when requested to do so by the independent directors;

•	approve Board meeting agendas after conferring with the Chairman and other members of the Board, as appropriate, and add agenda items at his or her discretion;

•	approve Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	have the authority to call meetings of the independent directors;
•	be available for consultation and direct communication with shareholders, as appropriate;

•	provide leadership to the Board if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict, and respond to any reported conflicts of interest, or potential conflicts of interest, arising for any director;

•	lead the independent directors in the annual evaluation of the performance of the CEO and communicate that evaluation to the CEO;

•	be available to advise the chairs of the committees of the Board in fulfilling their designated roles and responsibilities to the Board and attend meetings of the committees of the Board; and

•	engage with the Chairman between Board meetings and assist with informing or engaging with non-employee directors, as appropriate.

Director Independence

Currently, our Board of Directors has twelve directors. Under our bylaws, our Board may consist of between seven and fifteen directors, as the Board may determine. Upon Mr. Coyne’s retirement effective as of the 2020 Annual Meeting and if all director nominees for election at the 2020 Annual Meeting are elected, our Board will consist of eleven directors. Eleven of our current twelve directors are “independent” as determined by the Board, consistent with the Nasdaq listing rules: Annell R. Bay, Frank J. Coyne, Christopher M. Foskett, Bruce Hansen, Kathleen A. Hogenson, Constantine P. Iordanou, Laura K. Ipsen, Samuel G. Liss, Andrew G. Mills, David B. Wright, and Therese M. Vaughan. Scott G. Stephenson, our current Chairman and Chief Executive Officer, is not considered independent. As of April 1, 2016, the Board determined that Frank J. Coyne is independent under Nasdaq listing rules as three years had passed since Mr. Coyne retired as our Chief Executive Officer.

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Corporate Governance

Board Meetings and Director Attendance

Our bylaws provide that the Board of Directors may designate one or more committees. We currently have five committees: Executive Committee, Audit Committee, Compensation Committee, Finance and Investment Committee, and Nominating and Corporate Governance Committee. Our Board met nine times in 2019. In 2019, all directors attended at least 75% of the meetings of the Board and of the committees on which the directors served that were held while such directors were members except for Frank J. Coyne. Mr. Coyne will retire from the Board of Directors effective as of the 2020 Annual Meeting and therefore is not standing for re-election.

Member	Executive Committee	Audit Committee	Compensation Committee	Finance and Investment Committee	Nominating and Corporate Governance Committee
Annell R. Bay	✓		CHAIR		✓
Frank J. Coyne	✓			✓
Christopher M. Foskett	✓			✓
Bruce Hansen	✓	CHAIR	✓
Kathleen A. Hogenson				✓	✓
Constantine P. Iordanou			✓		✓
Laura K. Ipsen		✓
Samuel G. Liss	✓	✓		CHAIR
Andrew G. Mills		✓		✓
Scott G. Stephenson	CHAIR
Therese M. Vaughan	✓		✓		CHAIR
David B. Wright		✓	✓

Meetings in 2019	0	5	8	5	8

The Executive Committee currently consists of Scott G. Stephenson (Chair), Christopher M. Foskett (Lead Director), Annell R. Bay, Frank J. Coyne, Bruce Hansen, Samuel G. Liss, and Therese M. Vaughan. The Executive Committee exercises all the power and authority of the Board of Directors (except those powers and authorities that are reserved to the full Board of Directors under Delaware law) between regularly scheduled Board of Directors meetings. The Executive Committee also makes recommendations to the full Board of Directors on various matters. The Executive Committee meets as necessary upon the call of the Chairman of the Board. The Executive Committee did not meet in 2019 as all relevant matters were handled at meetings of the full Board of Directors.

The Audit Committee currently consists of Bruce Hansen (Chair), Laura K. Ipsen, Samuel G. Liss, Andrew G. Mills, and David B. Wright, all of whom are “independent” as defined under Nasdaq listing rules. The Audit Committee is established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of our Audit Committee is financially literate, as such term is interpreted by our Board. In addition, each member of the Audit Committee meets the qualifications of an “audit committee financial expert” in accordance with SEC rules, as determined by our Board. The Audit Committee reviews the internal accounting and financial controls for the Company and the accounting principles and auditing practices and procedures to be employed in preparation and review of the financial statements of the Company. The Audit Committee also provides assistance to our Board of Directors in fulfilling its responsibilities with respect to our compliance with legal and regulatory requirements. In addition, the Audit Committee makes recommendations to the Board of Directors concerning the engagement of the independent accounting firm and the scope of the audit to be undertaken by such auditors. The Audit Committee met five times in 2019.

The Compensation Committee currently consists of Annell R. Bay (Chair), Bruce Hansen, Constantine P. Iordanou, Therese M. Vaughan, and David B. Wright, all of whom are “independent” as defined under Nasdaq listing rules and qualify as “non-employee directors” within the meaning of Section 16b-3 under the Exchange Act. The Compensation Committee reviews and, as it deems appropriate, recommends to the Board of Directors, policies, practices and procedures relating to the compensation of the CEO and of each of the Company’s other executive officers and directors and the establishment and administration of employee benefit plans. The Compensation Committee also exercises all authority under the Company’s employee equity incentive plans and advises and consults with the officers of the Company as may be requested regarding managerial personnel policies. The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee when it deems it appropriate and in the best interests of the Company. The Compensation Committee met eight times in 2019.

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Corporate Governance

The Finance and Investment Committee currently consists of Samuel G. Liss (Chair), Frank J, Coyne, Christopher M. Foskett, Kathleen A. Hogenson, and Andrew G. Mills. The Finance and Investment Committee meets as necessary to establish, monitor and evaluate the Company’s investment policies, practices and advisors and to advise management and the Board of Directors on the financial aspects of strategic and operational directions, including financial plans, capital planning, financing alternatives, stock repurchases and acquisition opportunities. The Finance and Investment Committee met five times in 2019.

The Nominating and Corporate Governance Committee currently consists of Therese M. Vaughan (Chair), Annell R. Bay, Kathleen A. Hogenson, and Constantine P. Iordanou, all of whom are “independent” as defined under Nasdaq listing rules. The Nominating and Corporate Governance Committee reviews and, as it deems appropriate, recommends to the Board of Directors policies and procedures relating to director and committee nominations, including consideration of shareholder nominees, and corporate governance policies. The Nominating and Corporate Governance Committee met eight times in 2019.

Our Board has adopted a written charter for each of the Audit Committee, Compensation Committee, Executive Committee, Finance and Investment Committee and Nominating and Corporate Governance Committee setting forth the roles and responsibilities of each committee.

Director Attendance at Annual Meetings

Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend annual meetings of shareholders. All of our directors attended the 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”), except for Frank J. Coyne who could not attend due to a scheduling conflict.

Independent Executive Sessions

The Company’s Corporate Governance Guidelines provide that non-employee directors may meet in executive sessions and the Independent Lead Director will preside over these executive sessions. If any non-employee directors are not independent, then the independent directors will meet in executive sessions and the Independent Lead Director will preside over these executive sessions. In 2019, after every Board and committee meeting an executive session consisting of independent directors was convened.

Communications with Directors

Shareholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, the Independent Lead Director, any individual director or any group or committee of directors (including the independent directors as a group), correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to Kenneth E. Thompson, Executive Vice President, General Counsel and Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310. Items that are unrelated to a director’s duties and responsibilities as a Board member, such as junk mail, may be excluded by the Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters should be marked “Personal and Confidential” and sent to Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310, Attention: Chair of the Audit Committee of Verisk Analytics, Inc., in care of Kenneth E. Thompson, Executive Vice President, General Counsel and Corporate Secretary. Our Policy for Reporting Concerns Related to Accounting and Ethical Violations (Whistleblower Policy) is available on our website at the “Corporate Governance —Governance Documents” link under the “Investors” link at www.verisk.com.

Mandatory Retirement

No current director or nominee has reached the Company’s mandatory retirement age of 75 for directors under our Corporate Governance Guidelines.

Compensation Governance

The Compensation Committee will consist of at least three members, all of whom must be independent directors meeting the independence requirements of the Nasdaq listing rules. The Compensation Committee currently consists of five members, each of whom qualifies as a “non-employee director” within the meaning of Section 16b-3 under the Exchange Act. The Compensation Committee has the responsibility and authority to approve performance-based compensation for the Company’s executive officers.

The Compensation Committee is responsible for determining, or recommending to the Board for determination, annually all compensation awarded to the Company’s executive officers, including the CEO and the other executive officers named in the “Summary Compensation Table” herein (“named executive officers” or “NEOs”). In addition, the Compensation Committee administers the Company’s equity incentive plans, including reviewing and approving equity grants to executive officers and non-employee directors. Information on the Compensation Committee’s processes, procedures and analysis of NEO compensation for fiscal 2019 is addressed in the “Compensation Discussion and Analysis” section herein.

The Compensation Committee actively engages in its duties and follows procedures intended to ensure excellence in compensation governance, including those described below:

•	Identifying, reviewing and approving corporate goals and objectives relevant to executive officer compensation.

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•	Evaluating each executive officer’s performance in light of such goals and objectives and setting each executive officer’s compensation based on such evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

•	Determining any long-term incentive component of each executive officer’s compensation.

•	Annually reviewing and approving the magnitude and structure of compensation (including cash and equity-based compensation) for the Company’s non-executive directors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

•	Annually reviewing the Company’s management succession planning, including policies for CEO selection and succession in the event of the incapacitation, retirement or removal of the CEO, and evaluations of, and development plans for, any potential successors to the CEO.

Additional information about our executive compensation plans and arrangements and their administration is described in the “Compensation Discussion and Analysis” section herein and the accompanying executive compensation tables. The Compensation Committee may delegate the administration of these plans as appropriate, including to one or more officers of the Company, to subcommittees of the Board or to the Chairperson of the Compensation Committee when it deems it appropriate and in the best interests of the Company.

The Compensation Committee has the sole authority to retain and terminate any advisor, including any compensation consultant assisting the Compensation Committee in the evaluation of CEO or other executive officer compensation, including authority to approve all such fees and other retention terms. As further described in the “Compensation Discussion and Analysis” section herein, during 2019, the Compensation Committee retained a compensation consultant. In developing its views on compensation matters and determining the compensation awarded to our NEOs, the Compensation Committee also obtains input from the Company’s Human Resources department, which collects information and prepares materials for the Compensation Committee’s use in compensation decisions.

Criteria for Board Candidates, Including Board Diversity

The Board seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, enhance the Board’s effectiveness and result in the Board having a broad range of skills, expertise and industry knowledge relevant to the Company’s business. In addition, the Nominating and Corporate Governance Committee and the

Board include diversity of viewpoints, background, experience and other demographics among the criteria they consider in connection with selecting candidates for the Board. While neither the Board nor the Nominating and Corporate Governance Committee has a formal diversity policy, two of many factors the Board and the Nominating and Corporate Governance Committee carefully considers in the selection of new directors are the importance to the Company of race/ethnicity and gender diversity in board composition. In conducting its search for new directors in 2016 and again in 2018 and 2019, the Board utilized a process that requires the final pool of candidates to include potential directors who would increase the Board’s race/ethnicity/national origin and/or gender diversity. Utilizing this process, four out of the five most recent directors added to the Board have been women, and we anticipate utilizing a similar process in future searches for Board candidates. Laura K. Ipsen, our newly appointed director effective January 1, 2020 serving a term continuing until 2022, was identified through a comprehensive national search conducted by a third party search firm.

Shareholder Recommendations for Board Candidates

The Nominating and Corporate Governance Committee will consider any director candidates recommended by shareholders who submit a written request to the Corporate Secretary of the Company. The candidates should meet the director qualification criteria. The Nominating and Corporate Governance Committee evaluates all director candidates and nominees in the same manner regardless of the source.

Shareholders may make recommendations at any time by writing to the Nominating and Corporate Governance Committee, c/o Kenneth E. Thompson, Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686. Nominations for the annual meeting of shareholders must be received pursuant to the deadlines set forth in the Company bylaws as discussed under “Shareholder Proposals.”

Board Role in Risk Oversight

The Board of Directors oversees the Company’s enterprise-wide approach to the major risks facing the Company and, with the assistance of the Audit and Compensation Committees, oversees the Company’s policies for assessing and managing its exposure to risk.

Board. The Company’s Enterprise Risk and Compliance Group conducts an annual risk assessment, the results of which are reported to the full Board. The risk assessment process seeks to identify, and segregate risks based on their nature and/or potential significance. In conducting its risk assessment process for the Board, the Company uses the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Board reviews the prioritization of risks such as cyber risk, compliance risk and others, and the Company’s mitigation actions related to those risks.

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Corporate Governance

Audit Committee. The Audit Committee reviews financial and reporting risk with management and the auditors. The Company’s Internal Audit department also uses the COSO framework in assessing risk and reviews the results of the Enterprise Risk and Compliance risk assessment in establishing the annual Internal Audit Plan. The Internal Audit Plan is reviewed and approved by the Audit Committee. The Chief Internal Auditor reports both to the Chair of the Audit Committee and to the General Counsel. The Audit Committee reviews and discusses with the Chief Internal Auditor the Company’s internal system of audit and financial controls, enterprise risk information, and the periodic report of audit activities. Finally, on a quarterly basis, management reviews its progress on the testing and mitigation of any identified risks with the Audit Committee.

Compensation Committee. The Compensation Committee considers risk in establishing and evaluating compensation policies. For a more detailed discussion, please see “Risk Assessment Regarding Compensation Policies and Practices.”

The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

Board Evaluations

Our Board is committed to continuous improvement and recognizes the fundamental role a robust Board and Committee evaluation process plays in ensuring that our Board maintains an optimal composition and is functioning effectively.

Board Self-Evaluations. The Nominating and Corporate Governance Committee conducts an annual self-evaluation of our Board’s effectiveness in order to identify opportunities where an enhancement or change in practices may lead to further improvement. In our Board self-evaluation process, all directors provide responses to a written questionnaire, and the Company’s General Counsel interviews all directors on the following Board effectiveness topics:

Board Effectiveness Topics evaluated in 2019

•	Board Composition and Structure

•	Meeting Dynamics

•	Leadership and Individual Contributions

•	Access to Information

•	Interaction with Management

•	Strategic Planning and Goal Setting

•	Fostering Innovation

•	Operational Matters

•	Financial Matters

•	Risk Oversight

•	Governance

The results of the directors’ interviews and the responses provided are analyzed and presented to the full Board in a report that includes both strengths in Board effectiveness and opportunities for enhancing Board effectiveness. The Nominating and Corporate Governance Committee uses the results of the evaluation in determining the characteristics and skills required of prospective candidates for election to the Board. It also uses these results to make recommendations to the Board with respect to assignments of Board members to various Board Committees.

Committee Self-Evaluations. Each Committee of the Board (other than the Executive Committee) annually evaluates its performance as a Committee. The evaluation process is similar to that of the Board and is also facilitated by the Company’s General Counsel. Each Committee’s evaluation is focused on the Committee’s effectiveness in performing its key functions. The outcome of each Committee’s self-evaluation is reported to the respective Committee, the Nominating and Corporate Governance Committee and the full Board. The Chair of each Committee or the Nominating and Corporate Governance Committee may make recommendations for improvement to the Board.

Succession Planning

Our Board recognizes that one of its most critical responsibilities is to guarantee excellence and stability in our Company’s senior leadership. As a result, our Board is actively engaged in talent management. Our Board oversees the development of executive talent and plans for the succession of our Board, our Independent Lead Director, our Committee Chairs, our Chairman and Chief Executive Officer and other senior members of executive management.

Board Succession Planning. The Nominating and Corporate Governance Committee considers the critical needs of the Company regularly, taking into account the results of the annual Board and Committee evaluations and other relevant data to assess Board skills and the leadership capabilities of existing directors, including to evaluate the appropriateness of new or different Committee service for our directors and to identify sitting directors who are ready to fill the role of Chair of each of our Committees should one of those directors vacate his or her position unexpectedly or upon retirement.

Chief Executive Officer Succession Planning. Our Board is responsible for the selection of our Chief Executive Officer. Our Board regularly reviews leadership development initiatives and identifies and periodically updates the skills, experience and attributes that they believe are required to be an effective Chief Executive Officer in light of the Company’s business strategy, prospects and challenges. In furtherance of its succession planning efforts, during 2019 the Board requested and received from the Chief Executive Officer a detailed report

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Corporate Governance

on recommendations for short- and long-term succession plans for the Chief Executive Officer, including in the event of unanticipated vacancy.

Corporate Governance Documents

Verisk maintains a corporate governance website at the “Corporate Governance — Governance Documents” link under the “Investors” link at www.verisk.com.

Our Corporate Governance Guidelines (including our director independence standards); Code of Business Conduct and Ethics; and Audit, Compensation, Executive, Finance and Investment, and Nominating and Corporate Governance Committee charters are available on our website at the “Corporate Governance — Governance Documents” link under the “Investors” link at www.verisk.com and are available to any shareholder who requests them by writing to Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, New Jersey 07310, Attention: Kenneth E. Thompson, Corporate Secretary.

Our Code of Business Conduct and Ethics applies to our directors, executive officers and employees. If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Business Conduct and Ethics for our chief executive officer (CEO), chief financial officer (CFO), principal accounting officer or controller or persons performing similar functions, we will satisfy the applicable SEC disclosure requirement by disclosing within four business days the nature of the amendment or waiver on our website at the “Governance Documents” link under the “Investors” link at www.verisk.com.

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Directors’ Compensation and Benefits

Under the terms of the Company’s Director Compensation Plan approved by the Compensation Committee, each of the Company’s non-employee directors receives annual compensation in the form of (i) an annual retainer, and (ii) an annual equity grant.

Annual Retainer. In 2019 each non-employee director received an annual base retainer fee of $90,000 for membership on the Board of Directors. The chairpersons of the Audit Committee and Compensation Committee each received an additional $20,000 annual retainer fee, while each non-employee director who chairs any other committee received an additional $15,000 retainer fee. In 2019, Christopher M. Foskett, who served as Independent Lead Director, received an additional $50,000 annual retainer fee.

Each non-employee director may elect to receive the annual retainer in the form of (i) cash, (ii) deferred cash, (iii) shares of common stock, (iv) deferred shares of common stock, (v) options to purchase common stock (not to exceed 25% of the total value of the retainer amounts) or (vi) a combination of the foregoing. Any options taken as a portion of the annual retainer are exercisable for a period of ten years from the date of grant (subject to earlier termination if the individual ceases to be a director of the Company), vest immediately, and have an exercise price equal to the fair market value of the common stock on the date of grant.

Equity Grants. In 2019, each non-employee director received an annual equity award having a value of $165,000 as of the grant date pursuant to the Director Compensation Plan. Twenty-five percent (25%) of the value of the annual equity award was awarded in the form of options to purchase common stock based on the Black-Scholes value on the date of grant and seventy-five percent (75%) of the value of the annual equity award was awarded in the form of deferred stock units based on the value of a share of common stock on the date of grant. Both the option and deferred stock unit awards shall vest in equal monthly installments over a period of 12 months. The options are exercisable for a period of ten years from the date of grant (subject to earlier termination if the individual ceases to be a director of the Company), and have an exercise price equal to the fair market value of the common stock on the date of grant. Shares of common stock in respect of deferred stock units will be distributed to the directors upon retirement or other separation from the Board of Directors.

Any retainer amount payable or equity award granted to a director newly appointed or elected to the Board on a date other than July 1 (the annual scheduled payment and grant date for all directors) will be pro-rated to reflect the remaining portion of the compensation year in which such new director is appointed or elected.

Scott G. Stephenson, our Chairman and Chief Executive Officer, does not receive additional compensation for his service on the Board of Directors.

The table below shows compensation paid to or earned by the directors during 2019. As noted above, directors may elect to receive compensation in various forms other than cash.

2019 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)
Annell R. Bay	82,500	123,714	68,800	275,014
Frank J. Coyne	90,000	123,714	41,296	255,010
Christopher M. Foskett	—	263,667	41,296	304,963
Bruce Hansen	—	233,698	41,296	274,994
Kathleen A. Hogenson	—	191,181	63,826	255,007
Constantine P. Iordanou	—	191,181	63,826	255,007
Samuel G. Liss	—	202,401	67,616	270,017
Andrew G. Mills	—	191,181	63,826	255,007
Therese M. Vaughan	105,000	123,714	41,296	270,010
David B. Wright	—	213,768	41,296	255,064

(1)

Represents the aggregate grant date fair value of stock and stock option awards granted in 2019 computed in accordance with ASC Subtopic 718-10, “Compensation-Stock Compensation” (ASC Topic 718), excluding forfeiture estimates. For a discussion of the assumptions used to calculate the amounts shown in the option awards and stock awards columns, see note 17 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2019.

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Directors’ Compensation and Benefits

(2)

At December 31, 2019, directors had outstanding stock awards as follows: (a) Annell R. Bay — 4,692; (b) Frank J. Coyne — 60,916; (c) Christopher M. Foskett — 12,467; (d) Bruce Hansen — 9,472; (e) Kathleen A. Hogenson — 5,074; (f) Constantine P. Iordanou — 274,190; (g) Samuel G. Liss — 51,850; (h) Andrew G. Mills — 67,900; (i) Therese M. Vaughan — 7,375; (j) David B. Wright — 28,189.

(3)

At December 31, 2019, directors had outstanding option awards as follows: (a) Annell R. Bay — 12,499; (b) Frank J. Coyne — 27,392; (c) Christopher M. Foskett — 50,872; (d) Bruce Hansen — 16,794; (e) Kathleen A. Hogenson — 15,984; (f) Constantine P. Iordanou — 122,503; (g) Samuel G. Liss — 118,932; (h) Andrew G. Mills — 114,372; (i) Therese M. Vaughan — 27,392; (j) David B. Wright — 66,103.

Where no information in the table is given as to a particular type of award with respect to any individual, such individual did not hold or receive such an award during or as of the end of the last fiscal year, as the case may be.

Stock Ownership Requirements for Directors

Directors are subject to minimum equity holding requirements. Each non-employee director is required to hold stock with a value equal to six times their respective annual base retainer (i.e., excluding additional retainer amounts for committee chairs). The “in-the-money” value of vested and unvested options held by such directors is not included in determining compliance with this requirement. Newly elected Directors are required to comply with this requirement no later than the sixth anniversary of their election to the Board.

Annell R. Bay, Frank J. Coyne, Christopher M. Foskett, Bruce Hansen, Kathleen A. Hogenson, Constantine P. Iordanou, Samuel G. Liss, Andrew G. Mills, Therese M. Vaughan and David B. Wright, each currently holds stock with a value in excess of six times their respective annual base retainer. Laura K. Ipsen, a director elected to the Board on January 1, 2020, has until the sixth anniversary of her election to the Board to comply with the director stock ownership requirement and has not yet reached such anniversary date. Scott G. Stephenson, our Chairman and Chief Executive Officer, does not receive an annual retainer for his service on the Board and is subject to and is in compliance with the stock ownership requirement for executive officers set forth on page 29.

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Executive Officers of Verisk

Information regarding the ages and past five years’ business experience of our executive officers is as follows:

Scott G. Stephenson (62) has been our Chief Executive Officer since April 2013 and has been our President since March 2011. Mr. Stephenson has also served on our Board of Directors since April 2013 and as of April 2016 has served as our Chairman of the Board. Mr. Stephenson also previously served as our Chief Operating Officer and, prior to that, led our Decision Analytics segment. From 2002 to 2008, Mr. Stephenson served as our Executive Vice President, and he served as President of our Intego Solutions business from 2001 to 2002. Mr. Stephenson joined the Company from Silver Lake Partners, a technology-oriented private equity firm, where he was an advisor from 2000 to 2001. From 1989 to 1999, Mr. Stephenson was a partner with The Boston Consulting Group, eventually rising to senior partner and member of the firm’s North American operating committee. Since February 2020, Mr. Stephenson has served on the Board of Directors of Public Service Enterprise Group Inc. (NYSE: PEG), the publicly-traded parent company of New Jersey-based gas and electric utility company, Public Service Electric and Gas Co. (PSE&G).

Lee Shavel (52) has been our Executive Vice President and Chief Financial Officer since November 2017. Mr. Shavel served as Chief Financial Officer and Executive Vice President, Corporate Strategy of Nasdaq, Inc. from May 2011 to March 2016. Before joining Nasdaq, Mr. Shavel was Americas Head of Financial Institutions Investment Banking at Bank of America Merrill Lynch. Previously, he was Head of Finance, Securities and Technology and Global COO for the Financial Institutions Group at Merrill Lynch. Mr. Shavel joined Merrill Lynch in 1993 as an Associate, coming from Citicorp where he worked as an Associate in the Financial Institutions Group. From 2016 to March 2019, Mr. Shavel served as a board director and chair of the Audit Committee of Investment Technology Group, Inc., a publicly-traded broker-dealer.

Mark V. Anquillare (54) has been our Chief Operating Officer since June 2016 and continues to serve as our Executive Vice President, a position he has held since March 2011. From 2007 to June 2016, Mr. Anquillare served as our Chief Financial Officer. Mr. Anquillare joined the Company as Director of

Financial Systems in 1992 and since joining the Company, Mr. Anquillare has held various management positions, including Assistant Vice President, Vice President and Controller, and Senior Vice President and Controller. Prior to 1992, Mr. Anquillare was employed by the Prudential Insurance Company of America. Mr. Anquillare is a Fellow of the Life Management Institute.

Kenneth E. Thompson (60) has been our Executive Vice President, General Counsel and Corporate Secretary since March 2011, and was our Senior Vice President, General Counsel and Corporate Secretary from 2006 to March 2011. Prior to joining the Company in 2006, Mr. Thompson was a partner of McCarter & English, LLP from 1997 to 2006. Mr. Thompson served on the Board of Directors of Measurement Specialties, Inc. from November 2006 until October 2014.

Vincent de P. McCarthy (55) has been our Executive Vice President since October 2019 and previously served as our Group President since August 2018 and Senior Vice President, Corporate Development and Strategy since October 2009. Mr. McCarthy is responsible for providing guidance and support for our global Human Resources community, our work with policymakers and NGOs outside of our organization, and our ESG initiatives. Mr. McCarthy joined Verisk from Bank of America Merrill Lynch, where he was a Managing Director in the Investment Banking group in New York, advising companies in the financial technology, payments and processing, and analytics sectors. Mr. McCarthy joined Merrill Lynch in 1994, and across his career with that firm served in investment banking roles both in the United States and Europe.

Nick Daffan (50) has been our Executive Vice President since December 2018 and Chief Information Officer since July 2015. Mr. Daffan is responsible for technology strategy, operations and delivery of data and analytics. Before his current role, Mr. Daffan was Chief Information Officer of Verisk’s subsidiary, Argus Information and Advisory Services, which he joined in 2000 and was responsible for the Argus data operations, product support, and information technology groups. Prior to joining Argus, Mr. Daffan worked at Unisys Corporation and First Manhattan Consulting Group.

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Security Ownership of Certain Beneficial Owners and Management

Stock Ownership of Directors and Executive Officers.    We encourage our directors, officers and employees to own our common stock, as owning our common stock aligns their interests with your interests as shareholders. The following table sets forth the beneficial ownership of our

Common Stock by each of our named executive officers and directors, and by all our directors and executive officers as a group, as of March 23, 2020. Percentage of class amounts are based on 162,451,848 shares of our Common Stock outstanding as of March 23, 2020.

In accordance with the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable, or stock awards that may be settled, within 60 days of March 23, 2020. Shares issuable pursuant to such stock options or stock awards are deemed outstanding for computing the percentage of such person’s holdings but are not outstanding for computing the percentage of any other person. Unless otherwise indicated, the address for each listed shareholder is: c/o Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

	Shares of Common Stock Beneficially Owned
	Number of Shares	Percentage of Class
NAMED EXECUTIVE OFFICERS
Scott G. Stephenson(1)	1,942,672	1.19%
Lee M. Shavel(2)	48,332	*
Mark V. Anquillare(3)	471,515	*
Kenneth E. Thompson(4)	348,795	*
Vincent de P. McCarthy(5)	176,820	*
DIRECTORS		*
Frank J. Coyne(6)	88,177	*
Annell R. Bay(7)	17,060	*
Christopher M. Foskett(8)	63,208	*
Bruce Hansen(9)	26,135	*
Kathleen A. Hogenson(10)	20,927	*
Constantine P. Iordanou(11)	396,562	*
Laura K. Ipsen(12)	734	*
Samuel G. Liss(13)	170,651	*
Andrew G. Mills(14)	166,555	*
Therese M. Vaughan(15)	34,636	*
David B. Wright(16)	83,616	*

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (17 PERSONS)	4,155,131	2.55%

(1)

Includes (a) 981,441 shares subject to stock options exercisable within 60 days of March 23, 2020, (b) 54,408 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates, and (c) 122,000 shares indirectly held by a limited liability company for the benefit of a family trust. Mr. Stephenson also serves as the Chairman of our Board. Amount does not include 19,545 PSUs granted on April 1, 2018, 18,722 PSUs granted on April 1, 2019, and 19,437 PSUs granted on January 15, 2020, which are not treated as beneficially owned under SEC rules because the holder does not have the right to acquire the underlying stock within 60 days of March 23, 2020 and, to the extent earned, PSUs will be settled in shares, cash, or a combination of both, at the sole discretion of the Compensation Committee.

Verisk 2020 Proxy Statement  |  17

Security Ownership of Certain Beneficial Owners and Management

(2)

Includes (a) 13,393 shares subject to stock options exercisable within 60 days of March 23, 2020, (b) 8,997 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates, and (c) 10,976 shares of restricted stock which vest in four equal installments on each anniversary of Mr. Shavel’s employment commencement date of November 14, 2017. Amount does not include 5,330 PSUs granted on April 1, 2018, 5,041 PSUs granted on April 1, 2019, and 4,989 PSUs granted on January 15, 2020, which are not treated as beneficially owned under SEC rules because the holder does not have the right to acquire the underlying stock within 60 days of March 23, 2020 and, to the extent earned, PSUs will be settled in shares, cash, or a combination of both, at the sole discretion of the Compensation Committee.

(3)

Includes (a) 406,184 shares subject to stock options exercisable within 60 days of March 23, 2020, and (b) 20,563 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates. Amount does not include 7,527 PSUs granted on April 1, 2018, 6,625 PSUs granted on April 1, 2019, and 6,259 PSUs granted on January 15, 2020, which are not treated as beneficially owned under SEC rules because the holder does not have the right to acquire the underlying stock within 60 days of March 23, 2020 and, to the extent earned, PSUs will be settled in shares, cash, or a combination of both, at the sole discretion of the Compensation Committee.

(4)

Includes (a) 302,503 shares subject to stock options exercisable within 60 days of March 23, 2020, and (b) 12,802 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates. Amount does not include 4,620 PSUs granted on April 1, 2018, 4,007 PSUs granted on April 1, 2019, and 3,628 PSUs granted on January 15, 2020, which are not treated as beneficially owned under SEC rules because the holder does not have the right to acquire the underlying stock within 60 days of March 23, 2020 and, to the extent earned, PSUs will be settled in shares, cash, or a combination of both, at the sole discretion of the Compensation Committee.

(5)

Includes (a) 143,748 shares subject to stock options exercisable within 60 days of March 23, 2020, and (b) 10,000 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates. Amount does not include 4,140 PSUs granted on April 1, 2018, 3,592 PSUs granted on April 1, 2019, and 1,037 PSUs granted on January 15, 2020, which are not treated as beneficially owned under SEC rules because the holder does not have the right to acquire the underlying stock within 60 days of March 23, 2020 and, to the extent earned, PSUs will be settled in shares, cash, or a combination of both, at the sole discretion of the Compensation Committee.

(6)

Includes (a) 27,261 shares subject to stock options exercisable within 60 days of March 23, 2020, (b) 27,143 deferred stock units that entitle Mr. Coyne to 27,143 shares of Common Stock at the end of his service to the Board, and (c) 7,178 deferred stock awards that entitle Mr. Coyne to 7,178 shares of Common Stock at the end of his service to the Board.

(7)

Includes (a) 12,368 shares subject to stock options exercisable within 60 days of March 23, 2020, (b) 3,550 deferred stock units that entitle Ms. Bay to 3,550 shares of Common Stock at the end of her service to the Board, and (c) 836 deferred stock awards that entitle Ms. Bay to 836 shares of Common Stock at the end of her service to the Board.

(8)

Includes (a) 50,741 shares subject to stock options exercisable within 60 days of March 23, 2020, (b) 6,698 deferred stock units that entitle Mr. Foskett to 6,698 shares of Common Stock at the end of his service to the Board, and (c) 12,029 deferred stock awards that entitle Mr. Foskett to 12,029 shares of Common Stock at the end of his service to the Board.

(9)

Includes (a) 16,663 shares subject to stock options exercisable within 60 days of March 23, 2020, (b) 4,581 deferred stock units that entitle Mr. Hansen to 4,581 shares of Common Stock at the end of his service to the Board, and (c) 4,891 deferred stock awards that entitle Mr. Hansen to 4,891 shares of Common Stock at the end of his service to the Board.

(10)

Includes (a) 15,853 shares subject to stock options exercisable within 60 days of March 23, 2020, (b) 3,550 deferred stock units that entitle Ms. Hogenson to 3,550 shares of Common Stock at the end of her service to the Board, and (c) 1,524 deferred stock awards that entitle Ms. Hogenson to 1,524 shares of Common Stock at the end of her service to the Board.

(11)

Includes (a) 122,372 shares subject to stock options exercisable within 60 days of March 23, 2020, (b) 6,698 deferred stock units that entitle Mr. Iordanou to 6,698 shares of Common Stock at the end of his service to the Board, and (c) 457 deferred stock awards that entitle Mr. Iordanou to 457 shares of Common Stock at the end of his service to the Board.

(12)

Includes (a) 320 shares subject to stock options exercisable within 60 days of March 23, 2020, and (b) 414 deferred stock units that entitle Ms. Ipsen to 414 shares of Common Stock at the end of her service to the Board.

(13)

Includes (a) 118,801 shares subject to stock options exercisable within 60 days of March 23, 2020, (b) 6,698 deferred stock units that entitle Mr. Liss to 6,698 shares of Common Stock at the end of his service to the Board, and (c) 533 deferred stock awards that entitle Mr. Liss to 533 shares of Common Stock at the end of his service to the Board.

(14)

Includes (a) 77,334 shares subject to stock options exercisable within 60 days of March 23, 2020, (b) 6,698 deferred stock units that entitle Mr. Mills to 6,698 shares of Common Stock at the end of his service to the Board, and (c) 457 deferred stock awards that entitle Mr. Mills to 457 shares of Common Stock at the end of his service to the Board.

(15)

Includes (a) 27,261 shares subject to stock options exercisable within 60 days of March 23, 2020, (b) 6,698 deferred stock units that entitle Dr. Vaughan to 6,698 shares of Common Stock at the end of her service to the Board, and (c) 677 deferred stock awards that entitle Dr. Vaughan to 677 shares of Common Stock at the end of her service to the Board.

(16)

Includes (a) 55,427 shares subject to stock options exercisable within 60 days of March 23, 2020, (b) 6,698 deferred stock units that entitle Mr. Wright to 6,698 shares of Common Stock at the end of his service to the Board, and (c) 4,781 deferred stock awards that entitle Mr. Wright to 4,781 shares of Common Stock at the end of his service to the Board.

*	Indicates less than 1% ownership.

18  |  Verisk 2020 Proxy Statement

Principal Shareholders

The following table contains information regarding each person we know of that beneficially owns more than 5% of our Common Stock. The information set forth in the table below and in the related footnotes was furnished by the identified persons to the U.S. Securities and Exchange Commission (the “SEC”).

Name and address	Shares of Common Stock Beneficially Owned
	Number of Shares		Percentage of Class

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	17,854,105	(1)	10.9%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	12,573,604	(2)	7.7%

(1)

As of December 31, 2019, based on a Schedule 13G/A Information Statement filed with the SEC on February 12, 2020 by The Vanguard Group (“Vanguard”). The Schedule 13G/A reported that Vanguard has sole voting power as to 254,449 shares of our Common Stock and sole dispositive power as to 17,573,132 shares of our Common Stock.

(2)

As of December 31, 2019, based on a Schedule 13G/A Information Statement filed with the SEC on February 6, 2020 by BlackRock, Inc. (“BlackRock”). The Schedule 13G/A reported that BlackRock has sole voting power as to 11,175,793 shares of our Common Stock and sole dispositive power as to 12,573,604 shares of our Common Stock.

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Executive Compensation

Compensation Discussion and Analysis

Overview

Introduction

This section discusses the principles underlying our policies and decisions relating to the compensation of our named executive officers for 2019 (our “named executive officers” or “NEOs”). The information in this section describes the manner and context in which compensation is earned by and awarded to our NEOs and provides perspective on the tables and narrative that follow. Our NEOs for the 2019 fiscal year are:

Scott G. Stephenson	Chairman, President and Chief Executive Officer
Lee M. Shavel	Executive Vice President and Chief Financial Officer
Mark V. Anquillare	Executive Vice President and Chief Operating Officer
Kenneth E. Thompson	Executive Vice President, General Counsel and Corporate Secretary
Vincent de P. McCarthy	Executive Vice President

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Executive Compensation

This section also presents key compensation decisions made during 2019 and a summary of our business performance supporting these decisions.

Overall Compensation Philosophy

Our business is characterized by high incremental and total margins and relatively low capital intensity. Moreover, we enjoy strong relationships with most, if not all, of the participants in the vertical markets we serve. Given those qualities, the key to long-term value creation for Verisk is organic revenue growth leading to scaled margins and better returns on invested capital. In turn, our organic growth depends on:

•	deepening the reach and quality of our analytics so that our existing solutions yield more insight and value for customers;

•	creating a steady stream of new solutions that meet customers’ emerging needs; and

•	reaching new customers through geographic expansion.

Our focus on organic growth — which in our case necessarily requires innovation — means our leadership and workforce must be second to none. Therefore, the primary focus of our compensation philosophy is to attract and retain the highest level of talent in line with our specific needs. Most of our critical roles are in categories where the competition for talent is most fierce, including machine-learning methods, cloud-based computing, statistical modeling, software development and technical sales. In many cases, the talent marketplace determines the compensation required to attract and retain such talent.

In addition to ensuring our compensation is competitive, we also work to ensure it is responsible. Our goal is to make compensation for individuals consistent with their personal contributions, tied to the context of overall corporate performance; in other words, pay-for-performance is at the heart of our philosophy. We also guard against our compensation levels becoming excessive relative to market norms by referencing relevant benchmark data. To that end, our Compensation Committee generally seeks to achieve compensation outcomes at market competitive levels, with differentiation by executive based on individual factors such as proficiency in role, tenure, criticality to the Company and scope of responsibility.

We believe in a mix of three types of compensation for our executives: base salaries, annual cash awards under our short-term incentive (“STI”) program, and annual awards of equity under our long-term incentive (“LTI”) program. Further, we require vesting of equity awards to occur over multiple years with an element of our LTI program vesting based solely on the attainment of Company performance goals, which we believe more closely and objectively aligns our executives’ compensation to shareholder returns. The mix of compensation types and requirement of multi-year vesting of equity incents our executives to take a balanced view on short- and long-term performance.

In the most general sense, we know we are in the right position on compensation when we retain a high level of our critical talent, have tied their annual outcomes to metrics that align with value creation and show differentiation for different levels of performance, and are sensible relative to established market norms.

Compensation Philosophy as It Applies to Our NEOs

All of the above statements apply to our philosophy for compensating our NEOs and other executive leaders. The primary customization for NEOs is to set a substantial percentage of their compensation in the form of equity awards, so that their outcomes most closely mirror those of our shareholders. As seniority increases at Verisk, the percentage of compensation coming in the form of equity increases. In particular, 72% of our CEO’s 2019 annual compensation package was comprised of equity awards.

What We Paid in 2019 and Why

Key Compensation Decisions in 2019 for Our NEOs

During 2019, we made the following key compensation decisions for our NEOs:

•	No base salary increase for our CEO; modest base salary increases for our other NEOs of 6% on average from 2018 levels.

•	Annual STI awards to all our NEOs were made pursuant to our formulaic annual bonus program design (discussed further under “Annual STI Awards — 2019 STI Financial Metrics and Individual Target Amounts”) in order to more closely and objectively align annual awards to our business performance.

•	We continued the long-term incentive program that we implemented in 2018 (discussed further under “Annual LTI Awards — 2019 LTI Awards”), which includes performance share units (“PSUs”) linked to our relative total shareholder return (“TSR”) performance compared to companies that comprise the S&P 500 Index to strengthen the link between the compensation of our executives under the program with the return of our shareholders.

Key Business Performance Highlights

Our Company had another solid performance year in 2019, with total revenue increasing 8.9% and total adjusted EBITDA increasing 8.3%, from the previous year. Adjusted organic constant currency revenue increased 6.7% and adjusted organic constant currency EBITDA increased 7.2% in 2019 compared to 2018. In addition to solid financial performance, we positioned ourselves strongly for the future through developing and bringing new products to market, expanding our investment and focus on innovation and improving our approach to capital management.

Our share price continued to perform strongly, and we delivered 37.9%, 22.8% and 18.6% total annualized shareholder return over the 1, 3 and 5-years ending December 31, 2019.

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Executive Compensation

The table below summarizes the Company’s financial and stock price performance during 2019.

Metric
Consolidated Revenue Growth	8.9%
Adjusted Organic Constant Currency Revenue Growth	6.7%
Net Income Growth	(24.9)%
Adjusted EBITDA Growth	8.3%
Adjusted Organic Constant Currency EBITDA Growth	7.2%
1-year TSR	37.9%
3-year annualized TSR	22.8%
5-year annualized TSR	18.6%

See Appendix A for a reconciliation of the non-GAAP measures discussed herein to the most directly comparable GAAP measure.

Shareholder Engagement

During 2019 we continued our shareholder outreach program, which we began after our 2017 Annual Meeting and extended through 2018. In 2019 we met with a total of 67 institutional shareholders (who at the time owned approximately 54% of our issued and outstanding common stock) to obtain their input and discuss their views on, among other things, our compensation practices and policies, board diversity and corporate governance practices.

Following the 2017 Annual Meeting, we made significant changes to our compensation programs and philosophy to better align our NEO compensation with current best practices and to better reflect the interests of our shareholders. Following our 2018 Annual Meeting, our shareholders voted in favor of the compensation paid to our NEOs with 93.7% approval. We believe that the significantly improved results in our say-on-pay vote underscores the effectiveness of our shareholder outreach efforts and the positive reaction of our shareholders to the changes that we made to our executive compensation programs commencing in 2018.

2019 Say-on-Pay Results

In connection with our 2019 Annual Meeting, we received 92% shareholder say-on-pay approval in favor of the compensation for our NEOs for the 2018 performance year.

Although this vote was advisory and therefore non-binding on the Company, the Board of Directors and the Compensation Committee carefully reviewed and considered these results in determining the size and design of NEOs compensation packages in respect of 2019 performance.

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Executive Compensation

Executive Compensation Program Highlights

Our primary focus for 2019 was to ensure that executive pay decisions were quantitative, transparent and performance-based in order to keep the incentives for our executives aligned with the interests of our shareholders. The following table describes the highlights of our executive compensation practices, each of which is described in more detail elsewhere in this proxy:

WHAT WE DO	WHAT WE DON’T DO
❖ Require our compensation committee to be comprised solely of independent board members	❖ Do not accelerate equity awards on a “single-trigger” basis
❖ Utilize an independent compensation consultant	❖ Do not provide excise tax gross-ups to our executive officers
❖ Maintain and enforce robust stock ownership and retention guidelines	❖ Do not provide excess perquisites and personal benefits
❖ Maintain and enforce a robust “clawback” policy	❖ Do not allow for the repricing of stock options without our shareholders’ consent
❖ Establish target and maximum awards for our NEOs	❖ Do not provide employment agreements to our NEOs
❖ Apply a primarily formulaic framework to determine our NEOs’ short-term incentive awards
❖ Employ rigorous goal setting tied to annual and multiyear targets for our NEOs
❖ Prohibit our directors and employees from hedging or pledging Company securities

Fiscal 2019 Executive Compensation Program

Role of Compensation Committee and Management

Our Compensation Committee is responsible for making decisions regarding the compensation of our executive officers, including our NEOs. Our Compensation Committee determines the compensation levels for our CEO, and approves the compensation of our other NEOs based on the recommendations of our CEO. The CEO does not participate in deliberations regarding his own compensation. In addition, our Compensation Committee establishes and approves the financial goals and performance for the Company’s annual STI and LTI programs.

Role of Compensation Consultant

To ensure that our compensation program design, policies and practices remain competitive and in line with current market practice, our Compensation Committee has engaged FW Cook as an independent compensation consultant. In respect of 2019 compensation, the independent compensation consultant advised our Compensation Committee on various executive compensation matters including the target compensation levels for senior management. The independent compensation consultant also advised our Compensation Committee with respect to its implementation of the design changes that we made for 2018 and continued in 2019. The independent compensation consultant’s advice is one of several inputs into our Compensation Committee’s decision-making process.

Peer Group

Our Compensation Committee has historically used a benchmarking peer group, as one of many factors, to inform pay decisions for our NEOs. The peer group below is reviewed annually by our Compensation Committee with the assistance of the independent compensation consultant and is comprised of companies in comparable industries to ours (focusing on information software and services companies) and within a size range comparable to ours (focusing on both revenue and market capitalization as they influence compensation levels). Because the majority of our incentive compensation is provided in the form of equity awards and due to our historically high market capitalization to revenue ratio, the Compensation Committee focused heavily on the market capitalization comparison to peer group companies so that the resulting compensation data would accurately reflect the size and scope of our operations.

Verisk 2020 Proxy Statement  |  23

Executive Compensation

In 2019, our Compensation Committee used the thirteen-company peer group noted in the table below to inform its decisions regarding senior executive base salary changes as well as annual cash awards made under our STI program and annual equity awards granted under our LTI program. The companies listed in the table below represent those with comparable revenue and market capitalizations to ours during and throughout 2019.

Alliance Data Systems	Fiserv	MSCI
CoStar Group	Gartner	Nielsen Holdings
Equifax	IHS Markit	S&P Global
FactSet Research Systems	Moody’s	TransUnion
Fidelity National Information Services

For 2019, the median revenue (calculated as of the most recently reported four fiscal quarters as of November 30, 2019) and market capitalization (calculated as the twelve-month end average as of November 30, 2019) of our peer group was $4,362 million and $18,141 million, respectively, versus the Company’s revenue and market capitalization of $2,544 million and $22,886 million, respectively (calculated under the same time periods and methodology as the peer group).

When conducting its annual market competitive compensation review, the independent compensation consultant supplemented the peer group proxy information with national, proprietary technology industry survey data. The survey data are intended to be representative of each executive’s revenue responsibility, inclusive of adjustments to reflect our Company’s high operating margins relative to comparable companies, and functional role within the Company.

2019 NEO Pay Mix

We currently provide the following elements of compensation to our NEOs, each of which fulfills one or more of our compensation program objectives:

•	base salary;

•	short-term cash incentive awards;

•	long-term equity incentive awards; and

•	health, welfare and retirement plans.

The percentage of a Verisk employee’s compensation that is variable increases with seniority, because the decisions of more senior executives have a greater impact on our performance. We have designed our compensation programs so that at least a majority of each NEO’s compensation is variable rather than fixed.

Variable compensation for our NEOs consists of an annual cash payment pursuant to our STI program and a long-term equity incentive award pursuant to our LTI program. We believe the design of our compensation programs effectively encourages our senior managers, including our NEOs, to act in a manner that benefits the Company by creating long-term value for our shareholders. In evaluating NEO compensation awards, our Compensation Committee generally seeks to achieve compensation outcomes at market competitive levels, with differentiation by executive based on individual factors such as proficiency in role, tenure, criticality to the Company and scope of responsibility.

Base Salary

We pay base salaries to attract, reward and retain senior executives in a competitive landscape. Each year, our Compensation Committee reviews the salaries of our NEOs and makes appropriate adjustments to maintain competitive market levels, which are based on the experience and scope of responsibilities of each NEO. In addition, each year we perform our own internal analysis of prevailing market levels of salary for comparable positions. This analysis utilizes our general knowledge of the industry, information gained by our human resources professionals in the hiring and termination process and, when available, commercially prepared market surveys obtained by our human resources professionals. We also review our NEOs’ base salaries as a percentage of their total target compensation in light of the executive’s position and function.

Annual adjustments to base salaries are determined by our Compensation Committee (in the case of Mr. Stephenson), and by Mr. Stephenson with the approval of our Compensation Committee (in the case of our other NEOs), based on the assessment of prevailing market compensation practices as described above, and based on the evaluation of individual performance factors.

Mr. Stephenson’s 2019 base salary remained unchanged from 2018. In general, the view of the Compensation Committee is that progression in Mr. Stephenson’s compensation package, and the total value of Mr. Stephenson’s compensation package, should be tied to the progression of his equity awards (described below under “Annual LTI Awards”) and the performance of those awards in relation to the performance of Verisk’s stock. In 2019, base salaries for NEOs other than Mr. Stephenson were modestly increased by approximately 6% on average to maintain competitive market salary levels. Mr. Stephenson will not be receiving any salary increase for 2020.

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Executive Compensation

The table below sets forth the annual base salaries for our NEOs for the 2018, 2019 and 2020 fiscal years:

Named Executive Officer	2018 Base Salary ($)	2019 Base Salary ($)	2020 Base Salary ($)
Scott G. Stephenson	$1,000,000	$1,000,000	$1,000,000
Lee M. Shavel	$ 550,000	$ 650,000	$ 656,500
Mark V. Anquillare	$ 625,000	$ 650,000	$ 656,500
Kenneth E. Thompson	$ 465,800	$ 470,800	$ 475,500
Vincent de P. McCarthy	$ 450,000	$ 455,000	$ 400,000

Annual STI Awards

2019 STI Financial Metrics and Individual Target Amounts

In response to the feedback we received from our shareholders, in 2018 we amended our annual STI program to enhance our pay-for-performance objectives by improving the program’s alignment with our communicated financial goals and improving clarity for our employees and shareholders. The financial metrics that we chose for our 2019 STI program were adjusted organic constant currency revenue growth and adjusted organic constant currency EBITDA growth, because we believe that growing organic revenue and EBITDA streams on a constant currency basis are the most important forms for performance and the best measure of our NEOs’ performance. Awards are paid out based on the achievement of pre-established threshold, target and maximum performance levels. As may be applicable, in calculating adjusted organic constant currency revenue and adjusted organic constant currency EBITDA, the Compensation Committee had discretion to eliminate the financial impact of certain items, including, among others, the cost of earn-out payments related to acquisitions, the effect of new accounting pronouncements, certain nonrecurring expenses and the impact of changes in foreign currency. We believe the ability of the Compensation Committee to make adjustments for these items is appropriate because we do not think our NEOs’ short-term incentive compensation should be impacted by events that do not reflect the underlying operating performance of the business. See Appendix A for a reconciliation of the non-GAAP measures discussed herein to the most directly comparable GAAP measure.

Payouts under the 2019 STI program were determined on a formulaic basis. Mr. Stephenson’s annual STI award payout for 2019 was based 50% on achievement of adjusted organic constant currency revenue targets, and 50% on achievement of adjusted organic constant currency EBITDA targets, as we felt it was important to directly align his incentive payout to these critical financial performance measures. For our other NEOs, STI award payouts for 2019 were based 40% on achievement of adjusted organic constant currency revenue amounts, 40% on adjusted organic constant currency EBITDA amounts and 20% on individual performance, which allowed our Compensation Committee to consider substantial individual performance in addition to the attainment of Company financial performance objectives.

The following table sets forth the levels for each of our financial metrics, as well as the resulting performance multipliers (from 0% to 200%) that were applied to the individual NEO bonus award targets, with linear interpolation applied between performance levels.

Performance Levels	Adjusted Organic Constant Currency Revenue Growth %	Adjusted Organic Constant Currency EBITDA Growth %	Multiplier (as a % of target)
Below Threshold	< 3.0%	< 3.5%	0%
Threshold	3.0%	3.5%	50%
Target	7.0%	7.5%	100%
Above Target	11.0%	11.5%	150%
Maximum	15.0%	15.5%	200%

2019 STI Performance

During 2019, normalizing for the revenue impact of the injunction related to our roof measurement solutions, we delivered an adjusted organic constant currency revenue growth rate of 6.9% and an adjusted organic constant currency EBITDA growth rate of 7.7%. In calculating 2019 NEO STI awards, the Compensation Committee decided not to adjust the financial results for the negative impact of the injunction. Accordingly, for the 2019 NEO STI awards, the

Compensation Committee applied an adjusted organic constant currency revenue growth rate of 6.7% (for a funding factor of 96.4%) and adjusted organic constant currency EBITDA growth rate of 7.2% (for a funding factor of 94.0%), which produced an aggregate funding factor of 95.2%.

CEO 2019 STI Outcome

In 2019, the Compensation Committee established the CEO’s targeted STI award at 150% of his base salary or $1,500,000,

Verisk 2020 Proxy Statement  |  25

Executive Compensation

which was unchanged from 2018. In general, the view of the Compensation Committee is that progression in Mr. Stephenson’s compensation package, and the total value of Mr. Stephenson’s compensation package, should be tied to the progression of his equity awards (described below under “Annual LTI Awards”) and the performance of those awards in relation to the performance of Verisk’s stock.

As set forth in the following table, the CEO’s actual STI payout for 2019 calculated from the Company’s performance in relation to the performance grid described above was $1,428,000 (applying the funding multiplier of 95.2% against the target STI award of $1,500,000), as the CEO’s STI award outcome is 100% formulaic with no discretionary component.

Named Executive Officer	2019 Target STI Amount ($)	2019 Actual STI Amount ($)	2019 Actual STI Amount (as a % of target)
Scott G. Stephenson	$1,500,000	$1,428,000	95.2%

CEO 2020 STI Metrics

In 2020 the Compensation Committee determined that going forward Mr. Stephenson’s STI award will be based 40% on achievement of adjusted organic constant currency revenue amounts, 40% on adjusted organic constant currency EBITDA amounts and 20% on individual performance, the same measures and weightings used for the other NEOs. The Compensation Committee believes this change will enhance our pay-for-performance objectives by tying a portion of Mr. Stephenson’s annual STI award to the accomplishment of individual pre-established operational, capital and strategic goals to be evaluated and set by the Compensation Committee in addition to the attainment of Company financial performance objectives.

Other NEOs’ 2019 STI Outcomes

For individual NEOs, other than Mr. Stephenson, the 2019 actual STI payouts calculated from the Company’s performance in relation to the performance grid described above implied a performance multiplier of 95.2% of each NEO’s respective target STI award. However, for such NEOs, 80% of their STI award is formulaic and 20% is discretionary based on individual performance. For the portion of the STI award that is discretionary, our NEOs are expected to behave as a team, and large differentiation on the discretionary part of their annual STI award will be expected only when there are notable examples of individual overperformance or underperformance. Factors considered in evaluating such NEO’s individual performance are described below, although they were not given any specific weight.

•	Mr. Shavel: led the Company’s overall program of capital management, outreach to investors and the capital markets, and real-time cost management; successful introduction of the Company’s first-ever dividend.

•	Mr. Anquillare: led the Company’s businesses in the insurance vertical to record levels of organic revenue and EBITDA performance, diversified the Company’s talent pool across a broader set of global locations, and accelerated the Company’s capabilities in the areas of digital customer engagement.

•	Mr. Thompson: steered the Company’s efforts in the area of enterprise risk management through a year of zero major events while also increasing the cadence of third-party software patching; oversaw the issuance of a record number of customer contracts; and led a spirited defense of the Company’s interests in an intellectual property dispute of which we are disappointed in the result; however, the matter is yet to achieve final resolution.

•	Mr. McCarthy: fulfilled two roles in 2019, first providing oversight of activities in the financial services and environmental, health and safety categories during the first half of the year, then setting aside these responsibilities and assuming responsibility for our talent, ES&G and external stakeholder activities in the second half of the year; progress was made in the financial services vertical though short of 2019 goals.

Accordingly, the Compensation Committee approved, based on Mr. Stephenson’s evaluation of each NEO’s individual performance and recommendation, that each NEO, other than the CEO, be awarded the following amounts in respect of their 2019 STI awards:

Named Executive Officer	2019 Target STI Amount ($)	2019 Actual STI Amount ($)	2019 Actual STI Amount (as a % of target)
Lee M. Shavel	$812,500	$797,550	98%
Mark V. Anquillare	$812,500	$781,300	96%
Kenneth E. Thompson	$470,800	$405,641	86%
Vincent de P. McCarthy	$486,000	$466,983	96%

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Executive Compensation

Annual LTI Awards

Pre-2018 LTI Awards

Long-term equity incentive awards have historically been granted on an annual basis to eligible employees, including our NEOs, pursuant to our LTI program. For grants made in 2017 and in prior years, LTI awards were comprised 50% of stock options and 50% of time-based restricted stock awards and were granted in April of each fiscal year in amounts that were based on the Company’s prior year performance.

In prior years, at the conclusion of each performance year, our Compensation Committee determined the aggregate value of the stock options and restricted stock issuable to all eligible participants under the LTI program by evaluating the same performance goals used to determine the aggregate funding amount under the STI program. Our Compensation Committee then determined Mr. Stephenson’s individual amount based on the achievement of the Company’s financial measures, and his individual performance, while also seeking to increase the percentage of the equity award component compared to his overall compensation mix. Awards for our other NEOs were recommended by Mr. Stephenson, and approved by our Compensation Committee.

2019 LTI Awards

In 2019, we continued the LTI program that we had implemented in April 2018 in response to the feedback we received from our shareholders, which is comprised of 50% PSUs, 25% stock options and 25% time-based restricted stock awards. PSUs vest over a three-year performance period, subject to the recipient’s continued service with our Company, with potential payouts ranging from 0% to 200% of target levels based on the Company’s achievement of relative TSR as compared to the companies that comprise the S&P 500 Index. Stock options and time-based restricted stock awards vest ratably on each of the first four anniversaries of the grant date. For LTI awards granted in 2020, awards were made in January instead of the Company’s historical practice of granting LTI awards in April.

In 2018, we made the decision to include PSUs in our mix of equity awards because these awards more closely align our executives’ payments to shareholder returns, and reward superior performance over companies with whom we compete for capital, while also retaining a retentive element through time-based vesting requirements. We believe the S&P 500 Index constituents are the appropriate comparator group for these awards because the index provides a sufficient number of comparator companies and represents the universe of companies with which the Company competes for investor capital.

The performance period for PSUs granted in 2019 is January 1, 2019 through December 31, 2021. Pursuant to the provisions of the Verisk Analytics, Inc. 2013 Equity Incentive Plan, PSUs may, as determined by the Compensation Committee, be settled at the end of the three-year performance period in the form of (i) shares of our common stock, (ii) cash in an amount equal to the then fair market value of the number of shares corresponding to the number of vested PSUs on such vesting date, or (iii) a combination of both. The following table sets forth the performance multiplier (from 0% to 200%) that will be applied to the target PSUs at the end of the performance period for each performance level, with linear interpolation applied between performance levels.

Performance Level	TSR Percentile Rank Relative to S&P Index Constituents	Earned PSUs (as a % of target)
Below Threshold	< 25th percentile	0%
Threshold	25th percentile	50%
Target	Median	100%
Above Target	75th percentile	150%
Maximum	> 90th percentile	200%

The size of Mr. Stephenson’s and each of our NEO’s annual grant amount for the 2019 LTI awards is determined individually, benchmarking their positions against available market data.

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Executive Compensation

Summary of 2019 NEO STI and LTI Programs

The chart below summarizes the program features of our STI and LTI programs for our NEOs in 2019, which closely align these programs to our strategic objectives and shareholder interests.

		2019 Program	Rationale
STI	Company Financial Metrics	Adjusted Organic Constant Currency Revenue Growth Adjusted Organic Constant Currency EBITDA Growth	Simple to communicate Aligns to strategic plan Requires year-over-year top-line growth
Individual Awards

Primarily formulaic based on Company performance relative to pre-established threshold, target and maximum performance levels

CEO — 50% weighting on each Company Financial Metric

Other NEOs — 40% weighting on each Company Financial Metric and 20% individual performance

More transparent for employees and shareholders

Retains heavy weight on Company performance, but allows for differentiation for NEOs (other than our CEO) based on individual achievement

Primarily formulaic approach (versus discretionary plan prior to 2018), which is more consistent with market practice

LTI	Award Mix	50% Relative TSR PSUs, 25% stock options and 25% restricted stock	Includes a mix of time-vested (25%) and performance-based (75%) equity awards Balance absolute and relative stock price performance
	Performance Metric	Relative TSR versus S&P 500 constituents, measured over a three-year period	Creates alignment with our shareholders’ interest in superior returns

For 2020, Mr. Stephenson’s STI award will be based 40% on achievement of adjusted organic constant currency revenue amounts, 40% on adjusted organic constant currency EBITDA amounts and 20% on individual performance, as discussed above under “CEO 2020 STI Metrics.”

Health, Welfare and Retirement Plans

We offer standard health and welfare benefit programs including medical, dental, life, accident and disability insurance, to which we make contributions as a percentage of the associated costs. These benefits are available to substantially all of our employees and the percentage of the Company’s contribution is the same for all.

Our tax-qualified retirement plans during 2019 included:

•	a combined 401(k) Savings Plan and ESOP,

•	a defined benefit pension plan with (i) a traditional final pay formula applicable to employees who were 49 years old with 15 years of service as of January 1, 2002, and (ii) a cash balance formula applicable to other employees hired prior to March 1, 2005 (effective February 29, 2012, the Company implemented a “hard freeze” of such benefits under the pension plan), and
•	a profit sharing plan (as a component of the 401(k) Savings Plan), which is available to employees hired on or after March 1, 2005 (the Company did not make any contribution during 2019).

Our nonqualified retirement plans include a supplemental pension and a supplemental savings plan for highly compensated employees, including our NEOs. The combined 401(k) Savings Plan and ESOP and the pension/profit sharing plans are broad-based plans available to substantially all of our employees, including our NEOs. The supplemental retirement plans are offered to our highly paid employees, including our NEOs, to restore to them amounts to which they would be entitled under our tax-qualified plans but which they are precluded from receiving under those plans by Internal Revenue Service limits. The supplemental retirement plans are unsecured obligations of the Company. Effective February 29, 2012, the Company implemented a “hard freeze” of the benefits under the supplemental pension plan.

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Executive Compensation

We established our ESOP at the time we converted from not-for-profit to for-profit status, in order to foster an ownership culture in the Company and to strengthen the link between compensation and value created for stockholders. This plan has enabled our employees to hold an ownership interest in the Company as well as provide a stock vehicle for Company matching contributions to our 401(k) and profit sharing plans, which has allowed employees to monitor directly, and profit from, the increasing value of our stock.

Change in Control Severance Agreements and Employment Agreements

In October 2009, in connection with our initial public offering or IPO, we entered into Change in Control Severance Agreements with Mr. Stephenson, Mr. Anquillare, Mr. McCarthy and Mr. Thompson. In connection with the hiring of Mr. Shavel as our CFO in November 2017, we entered into a Change in Control Severance Agreement with Mr. Shavel effective as of such time. We believe that these agreements are desirable to retain the services of these individuals in whom the Company has a significant investment. For information about the provisions of the NEOs’ change in control severance agreements, please see “Potential Payments upon Termination or Change in Control.” We have not entered in any other type of employment agreement with any of our NEOs.

Policies and Practices

Executive Stock Ownership Guidelines

Our Compensation Committee has adopted strict minimum equity holding requirements applicable to our executive officers, including our NEOs, as a percentage of their base salary, to further align their long-term interests with those of our shareholders. If any of our NEOs have not met this ownership level, he or she is required to retain 50% of the after-tax value of stock acquired upon the vesting of restricted stock awards, PSUs or a stock option exercise. The “in-the-money” value of vested and unvested stock options and unvested restricted stock and PSUs held by the NEO is not included in determining compliance with the stock ownership requirement. The value of vested Company stock held by NEOs in their respective 401(k) accounts or ESOP accounts is included in determining compliance with the stock ownership requirement.

Mr. Stephenson currently holds stock with a value in excess of the six times base salary requirement for the CEO. Mr. Anquillare, Mr. Thompson, and Mr. McCarthy each currently hold stock with a value in excess of the three times base salary requirement for other NEOs. Mr. Shavel, who was appointed Chief Financial Officer in November 2017, and Mr. Daffan, who was named an executive officer in February 2020, each currently do not yet hold stock with a value in excess of the three times base salary requirement but have satisfied the requirement to retain 50% of the after-tax value of stock acquired upon the vesting of restricted stock awards or stock option exercises since the date of their respective appointment as an executive officer.

“Clawback” Policy

The Company maintains a “clawback” policy that permits the Board of Directors to recover bonus or incentive compensation from executive officers whose fraud or misconduct resulted in a significant restatement of financial results. The policy allows for the recovery or cancellation of any bonus or incentive payments (including profits realized from the sale of Company securities) made to an executive officer on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results if the Board of Directors determines that such a recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in performance targets being achieved that would not have been achieved absent such misconduct. The Board of Directors intends to review this policy when the proposed regulations promulgated by the U.S. Securities and Exchange Commission implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to clawback policies are finalized.

Anti-Hedging and Pledging Policies

The Company prohibits its directors and employees, including its NEOs, from pledging Company securities, hedging Company securities, selling short or trading options or futures in Company securities, or purchasing Company securities on margin or holding Company securities in a margin account.

Tax and Accounting Considerations

Our Compensation Committee takes into consideration the accounting and tax implications of our compensation and benefit programs, including with respect to the tax deductibility of compensation paid under Section 162(m) of the Internal Revenue Code (the “Code”).

Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid by public companies to certain executive officers to $1 million.

In the exercise of its business judgment, and in accordance with its compensation philosophy, our Compensation Committee continues to have the flexibility to award compensation that is not tax deductible if it determines that such award is in our shareholders’ best interests.

Risk Assessment Regarding Compensation Policies and Practices

When reviewing our compensation programs and approving awards under them, the Compensation Committee considers the potential risks associated with these policies and practices. We selected adjusted organic constant currency revenue and adjusted organic constant currency EBITDA achievement as the primary criteria for the funding of the aggregate STI award pool in 2019 because we believe that growing organic revenue and EBITDA streams are the most important forms for performance and the best measure of our employees’ performance. We believe these financial metrics appropriately

Verisk 2020 Proxy Statement  |  29

Executive Compensation

aligns the interests of management with those of our shareholders, while providing an appropriate balance of risk and reward that does not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.

In reaching this determination we also considered the following attributes of our programs:

•	balance between annual and longer-term performance opportunities;

•	alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results;

•	beginning in 2018 and continuing in 2019, using a combination of 10-year stock options, restricted stock awards and performance-based stock units, all of which vest over time;

•	generally providing senior executives with long-term equity-based compensation on an annual basis, as we believe that accumulating equity over a period of time encourages executives to take actions that promote the long-term sustainability of our business;

•	stock ownership guidelines that are reasonable and align the interests of the executive officers with those of our shareholders, which discourages executive officers from focusing on short-term results without regard for longer-term consequences; and

•	a “clawback” policy that permits the Board of Directors to recover bonus or incentive compensation from executive officers whose fraud or misconduct resulted in a significant restatement of financial results, as more fully described above.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Verisk Analytics, Inc., have reviewed and discussed with management the Compensation Discussion and Analysis above. Based on our review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Securities and Exchange Commission.

Respectfully submitted,

Annell R. Bay (Chair)

Bruce Hansen

Constantine P. Iordanou

Therese M. Vaughan

David B. Wright

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Executive Compensation

Executive Compensation and Benefits

The following table sets forth information concerning the compensation paid to and earned by the Company’s NEOs for the years ended December 31, 2017, 2018 and 2019.

2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Scott G. Stephenson	2019	1,000,000	4,874,927	1,625,064	1,428,000	91,449	31,442	(4)	9,050,882
Chairman, President and Chief Executive Officer	2018	1,000,000	4,124,966	1,375,035	1,222,500	3,343	17,913	(5)	7,743,757
	2017	1,000,000	2,250,012	2,249,996	1,500,000	74,267	20,561	(6)	7,094,836

Lee M. Shavel	2019	650,000	1,312,555	437,448	797,550	—	18,267	(7)	3,125,821
Executive Vice President and Chief Financial Officer	2018	550,000	1,124,955	375,042	586,000	—	13,617	(8)	2,649,614
	2017	68,750(9)	1,999,956(10)	—	86,000	—	3,437	(11)	2,158,143

Mark V. Anquillare	2019	650,000	1,724,984	575,016	781,300	249,951	28,707	(12)	4,009,958
Executive Vice President and Chief Operating Officer	2018	618,750	1,588,513	529,503	559,000	(9,859)	24,259	(13)	3,310,166
	2017	600,000	999,969	1,000,029	630,000	140,515	24,052	(14)	3,394,565

Kenneth E. Thompson	2019	470,800	1,043,391	374,616	405,641	38,868	24,443	(15)	2,357,759
Executive Vice President, General Counsel and Corporate Secretary	2018	465,800	975,034	324,963	381,000	(8,413)	16,005	(16)	2,154,389
	2017	465,800	614,960	615,040	448,000	16,711	14,279	(17)	2,174,790

Vincent de P. McCarthy	2019	455,000	935,240	311,760	466,983	1,227	22,418	(18)	2,192,628
Executive Vice President	2018	450,000	873,698	291,287	429,000	973	14,889	(19)	2,059,847
	2017	450,000	549,967	550,033	500,000	348	13,241	(20)	2,063,589

(1)

This column represents the aggregate grant date fair value of (i) restricted stock awards granted in the relevant year, valued at the grant date based on the closing price of the Company’s common stock, and (ii) PSU awards granted in the relevant year, valued at the grant date based on the probable outcome of the performance conditions, in each case computed in accordance with ASC Subtopic 718, excluding forfeiture estimates. For a discussion of the assumptions used to calculate the amounts shown in this column see note 17 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2019. For the PSUs granted in 2018 and 2019, the actual number of PSUs earned (0% up to the maximum level of 200%) will depend on the Company’s future total shareholder return performance compared to companies that comprise the S&P 500 Index over the three-year performance period. The values of each NEO’s 2018 PSU award as of the grant date, assuming maximum achievement of the performance conditions are: Mr. Stephenson: $5,499,963; Mr. Shavel: $1,499,862; Mr. Anquillare: $2,118,098; Mr. Thompson: $1,300,068; and Mr. McCarthy: $1,164,996. The values of each NEO’s 2019 PSU award as of the grant date, assuming maximum achievement of the performance conditions are: Mr. Stephenson: $6,499,904; Mr. Shavel: $1,750,134; Mr. Anquillare: $2,300,068; Mr. Thompson: $1,391,150; and Mr. McCarthy: $1,247,071.

(2)

This column represents the aggregate grant date fair value of stock option awards granted in the relevant year, computed in accordance with ASC Subtopic 718, excluding forfeiture estimates. For a discussion of the assumptions used to calculate the amounts shown in the option awards columns, see note 17 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)	The amounts in this column are cash incentive awards under the STI program in respect of performance for the years ended December 31, 2017, 2018 and 2019, as applicable.
(4)	Amount includes a 401(k) Savings Plan matching contribution of $16,800.
(5)	Amount includes a 401(k) Savings Plan matching contribution of $12,765.
(6)	Amount includes a 401(k) Savings Plan matching contribution of $12,150.
(7)	Amount includes a 401(k) Savings Plan matching contribution of $16,800.
(8)	Amount includes a 401(k) Savings Plan matching contribution of $12,375.
(9)	Amount represents the pro rata portion of Mr. Shavel’s annualized base salary of $550,000 paid in 2017.
(10)

Represents a one-time equity award of $1,999,956 in the form of shares of restricted stock that will vest ratably over four years on the respective anniversary dates of Mr. Shavel’s employment commencement date of November 14, 2017.

(11)	Amount includes a 401(k) Savings Plan matching contribution of $3,281.
(12)	Amount includes a 401(k) Savings Plan matching contribution of $16,800.
(13)	Amount includes a 401(k) Savings Plan matching contribution of $13,434.
(14)	Amount includes a 401(k) Savings Plan matching contribution of $12,150.
(15)	Amount includes a 401(k) Savings Plan matching contribution of $16,800.
(16)	Amount includes a 401(k) Savings Plan matching contribution of $13,659.
(17)	Amount includes a 401(k) Savings Plan matching contribution of $12,150.
(18)	Amount includes a 401(k) Savings Plan matching contribution of $16,800.
(19)	Amount includes a 401(k) Savings Plan matching contribution of $13,685.
(20)	Amount includes a 401(k) Savings Plan matching contribution of $12,150.

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Executive Compensation

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to the NEOs during the Company’s fiscal year ended December 31, 2019.

2019 GRANTS OF PLAN BASED AWARDS

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Scott G. Stephenson	April 1, 2019	—	—	—	—	—	—	—	67,711	134.24	1,625,064
	April 1, 2019	—	—	—	—	—	—	12,105	—	—	1,624,975
	February 12, 2019	(3)	(3)	(3)	—	—	—	—	—	—	—
	April 1, 2019	—	—	—	9,361	18,722	37,444	—	—	—	3,249,952

Lee M. Shavel	April 1, 2019	—	—	—	—	—	—	—	18,227	134.24	437,448
	April 1, 2019	—	—	—	—	—	—	3,259	—	—	437,488
	February 12, 2019	(3)	(3)	(3)	—	—	—	—	—	—	—
	April 1, 2019	—	—	—	2,521	5,041	10,082	—	—	—	875,067

Mark V. Anquillare	April 1, 2019	—	—	—	—	—	—	—	23,959	134.24	575,016
	April 1, 2019	—	—	—	—	—	—	4,283	—	—	574,950
	February 12, 2019	(3)	(3)	(3)	—	—	—	—	—	—	—
	April 1, 2019	—	—	—	3,313	6,625	13,250	—	—	—	1,150,034

Kenneth E. Thompson	April 1, 2019	—	—	—	—	—	—	—	14,484	134.24	347,616
	April 1, 2019	—	—	—	—	—	—	2,591	—	—	347,816
	February 12, 2019	(3)	(3)	(3)	—	—	—	—	—	—	—
	April 1, 2019	—	—	—	2,004	4,007	8,014	—	—	—	695,575

Vincent de P. McCarthy	April 1, 2019	—	—	—	—	—	—	—	12,990	134.24	311,760
	April 1, 2019	—	—	—	—	—	—	2,322	—	—	311,705
	February 12, 2019	(3)	(3)	(3)	—	—	—	—	—	—	—
	April 1, 2019	—	—	—	1,796	3,592	7,184	—	—	—	623,535

(1)	All awards reflected in this table were approved by the Compensation Committee on February 12, 2019.
(2)

This column represents the aggregate grant date fair value of the following awards granted in the relevant year under the Verisk Analytics, Inc. 2013 Equity Incentive Plan, in accordance with ASC Subtopic 718, excluding forfeiture estimates, to the extent applicable: (i) restricted stock awards and stock option awards, valued at the closing price of the Company’s common stock, and (ii) PSU awards, valued based on the probable outcome of the performance conditions. For a discussion of the assumptions used to calculate the amounts shown in this column see note 17 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)

As described in the “Compensation Discussion and Analysis,” our NEOs are eligible for an annual incentive compensation cash award under our STI program, which will be paid out based on the achievement of pre-established threshold, target and maximum performance levels. For additional details regarding the NEO STI program, including the relevant performance factors for 2019, see “Compensation Discussion and Analysis — Annual STI Awards — 2019 STI Financial Metrics and Individual Targets” and “Compensation Discussion and Analysis — Summary of 2019 STI and LTI Programs.” For the actual amounts of cash incentive awards paid to each of our NEOs under our STI program in respect of performance for 2019, see the “Non-Equity Incentive Plan Compensation” column of our 2019 Summary Compensation Table.

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Executive Compensation

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options, unvested restricted stock and unvested PSUs held by our NEOs as of the end of the Company’s fiscal year ended 2019 based on a market value of $149.34 per share (our closing market price on December  31, 2019).

2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards(1)				Stock Awards(2)
Name	Date of Award Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Scott G. Stephenson	4/1/2011	103,769	—	33.30	4/1/2021	—	—	—	—
	4/1/2012	54,744	—	46.97	4/1/2022	—	—	—	—
	4/1/2013	189,035	—	61.14	4/1/2023	—	—	—	—
	4/1/2014	168,352	—	59.74	4/1/2024	—	—	—	—
	4/1/2015	167,187	—	71.53	4/1/2025	—	—	—	—
	4/1/2016	105,118	35,040	80.19	4/1/2026	6,703	1,001,026	—	—
	4/1/2017	72,580	72,581	81.14	4/1/2027	13,865	2,070,599	—	—
	4/1/2018	16,199	48,600	104.00	4/1/2028	9,916	1,480,855	—	—
	4/1/2018	—	—	—	—	—	—	9,773	1,459,425
	4/1/2019	—	67,711	134.24	4/1/2029	12,105	1,807,761	—	—
	4/1/2019	—	—	—	—	—	—	9,361	1,397,972
Lee M. Shavel	11/14/2017(4)	—	—	—	—	10,976	1,639,156	—	—
	4/1/2018	4,418	13,256	104.00	4/1/2028	2,705	403,965	—	—
	4/1/2018	—	—	—	—	—	—	2,665	397,991
	4/1/2019	—	18,227	134.24	4/1/2029	3,259	486,699	—	—
	4/1/2019	—	—	—	—	—	—	2,521	376,411

Mark V. Anquillare	4/1/2010	52,500	—	28.20	4/1/2020	—	—	—	—
	4/1/2011	82,299	—	33.30	4/1/2021	—	—	—	—
	4/1/2012	43,796	—	46.97	4/1/2022	—	—	—	—
	4/1/2013	40,959	—	61.14	4/1/2023	—	—	—	—
	4/1/2014	61,027	—	59.74	4/1/2024	—	—	—	—
	4/1/2015	59,097	—	71.53	4/1/2025	—	—	—	—
	4/1/2016	39,114	13,039	80.19	4/1/2026	2,494	372,454	—	—
	4/1/2017	32,259	32,259	81.14	4/1/2027	6,162	920,233	—	—
	4/1/2018	6,238	18,715	104.00	4/1/2028	3,819	570,329	—	—
	4/1/2018	—	—	—	—	—	—	3,764	562,041
	4/1/2019	—	23,959	134.24	4/1/2029	4,283	639,623	—	—
	4/1/2019	—	—	—	—	—	—	3,313	494,689

Kenneth E. Thompson	4/1/2010	79,000	—	28.20	4/1/2020	—	—	—	—
	4/1/2011	64,408	—	33.30	4/1/2021	—	—	—	—
	4/1/2012	34,671	—	46.97	4/1/2022	—	—	—	—
	4/1/2013	31,506	—	61.14	4/1/2023	—	—	—	—
	4/1/2014	47,055	—	59.74	4/1/2024	—	—	—	—
	4/1/2015	44,710	—	71.53	4/1/2025	—	—	—	—
	4/1/2016	29,336	9,779	80.19	4/1/2026	1,871	279,415	—	—
	4/1/2017	19,840	19,840	81.14	4/1/2027	3,790	565,999	—	—
	4/1/2018	3,828	11,486	104.00	4/1/2028	2,344	350,053	—	—
	4/1/2018	—	—	—	—	—	—	2,310	344,975
	4/1/2019	—	14,484	134.24	4/1/2029	2,591	386,940	—	—
	4/1/2019	—	—	—	—	—	—	2,004	299,203

Vincent de P. McCarthy	4/1/2013	14,433	—	61.14	4/1/2023	—	—	—	—
	4/1/2014	35,775	—	59.74	4/1/2024	—	—	—	—
	4/1/2015	34,993	—	71.53	4/1/2025	—	—	—	—
	4/1/2016	24,447	8,149	80.19	4/1/2026	1,559	232,821	—	—
	4/1/2017	17,743	17,743	81.14	4/1/2027	3,389	506,113	—	—
	4/1/2018	3,431	10,296	104.00	4/1/2028	2,100	313,614	—	—
	4/1/2018	—	—	—	—	—	—	2,070	309,134
	4/1/2019	—	12,990	134.24	4/1/2029	2,322	346,767	—	—
	4/1/2019	—	—	—	—	—	—	1,796	268,215

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Executive Compensation

(1)	The right to exercise stock options vests ratably on the first, second, third and fourth anniversaries of the date of grant.
(2)

The stock awards shown in this column are restricted stock awards that vest ratably on the first, second, third and fourth anniversaries of the date of grant. The PSUs shown in this column are scheduled to vest on December 31 of the third year of the award’s respective performance period based on the achievement of the Company’s total shareholder return performance compared to companies that comprise the S&P 500 Index over such three-year performance period.

(3)	The number of unvested PSUs reported in this column reflects achievement of threshold performance goals.
(4)

Represents a one-time equity award in the form of shares of restricted stock that will vest ratably over four years on the respective anniversary dates of Mr. Shavel’s employment commencement date of November 14, 2017.

Option Exercises and Stock Vested

The following table sets forth information concerning each exercise of stock options and vesting of shares of restricted stock for the NEOs during 2019. Restricted stock awards vest in four equal installments on the first, second, third and four anniversaries of their grant date. Since PSUs granted in 2018 and 2019 vest over a three-year performance period, no such awards vested in 2019.

2019 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Scott G. Stephenson	—	—	24,456	3,282,973

Lee M. Shavel	—	—	6,389	894,923

Mark V. Anquillare	52,500	6,056,604	9,504	1,275,817

Kenneth E. Thompson	—	—	6,556	880,077

Vincent de P. McCarthy	71,101	7,594,711	5,527	741,944

Pension Plans

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement.

Eligible employees hired prior to March 1, 2005 participate in the Pension Plan for Insurance Organizations, or PPIO, a multiple-employer pension plan in which we participate. The PPIO provides a traditional final pay formula pension benefit, payable as an annuity, to employees who were 49 years old with 15 years of service as of January 1, 2002. Effective January 1, 2002, this formula benefit was frozen for all eligible employees. Effective January 1, 2002, a cash balance pension benefit, also payable as an annuity, was established under the PPIO. Employees hired prior to January 1, 2002 receive their frozen traditional benefit as well as their cash balance benefit. Employees hired from January 1, 2002 to March 1, 2005 receive only the cash balance benefit. Effective February 29, 2012, the Company implemented a “hard freeze” of benefits under the PPIO. Accordingly, after February 29, 2012 benefits under the PPIO will no longer increase as the result of new compensation earned or continued service. The Supplemental Cash Balance Plan, or the Supplemental Plan, provides a benefit to which the participant would be entitled under the PPIO but which is subject to caps imposed by IRS regulations. Employees hired on or after March 1, 2005 were not eligible to participate in the PPIO or the Supplemental Plan. Effective February 29, 2012, the Company implemented a “hard freeze” of benefits under the Supplemental Plan.

2019 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Scott G. Stephenson	PPIO	11	211,534	—

	Supplemental Plan	11	756,753	—

Lee M. Shavel	NA	NA	NA	NA

Mark V. Anquillare	PPIO	19	465,102	—

	Supplemental Plan	19	465,072	—

Kenneth E. Thompson	NA	NA	NA	NA

Vincent de P. McCarthy	NA	NA	NA	NA

(1)

For a discussion of the assumptions used to calculate the amounts shown in this column, see note 18 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2019.

34  |  Verisk 2020 Proxy Statement

Executive Compensation

Nonqualified Deferred Compensation Table

Certain highly compensated employees, including our NEOs, are eligible to participate in the Supplemental Executive Retirement Savings Plan (the “Top Hat Plan”). The Top Hat Plan allows participants to elect to defer compensation on a non-tax qualified basis and provides a vehicle for the Company to provide, on a non-tax qualified basis, matching contributions that could not be made on the participants’ behalf to the tax-qualified 401(k) Savings Plan due to limits imposed by IRS regulations. The deferred amounts are notionally invested in the same investment options selected by the participant under the 401(k) Savings Plan. Participants elect to receive payment at termination of employment or some other future date.

The following table sets forth information with respect to the Top Hat Plan.

2019 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings/ (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Scott G. Stephenson	44,747	—	65,143	—	668,088

Lee M. Shavel	—	—	—	—	—

Mark V. Anquillare	22,828	—	198,354	—	839,654

Kenneth E. Thompson	12,152	—	38,868	—	181,990

Vincent de P. McCarthy	9,938	—	1,227	—	67,155

(1)	All amounts shown are also included in the 2019 Summary Compensation table in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column.

Potential Payments Upon Termination or Change in Control

Below is a description of the arrangements in place applicable to the NEOs relating to payments upon termination or change in control, other than severance payments upon termination (other than for cause) available to all salaried employees.

In October 2009, in connection with our IPO, the Company entered into Change in Control Severance Agreements with Mr. Stephenson, Mr. Anquillare, Mr. Thompson, and Mr. McCarthy. In connection with the hiring of Mr. Shavel as our new Chief Financial Officer, the Company entered into a Change in Control Severance Agreement with Mr. Shavel effective November 2017. These agreements incorporate provisions for payments to be made to the NEOs upon termination of their employment in connection with a change of control. Payments will be due under these agreements in the event the NEO’s employment is involuntarily terminated by the Company without “cause,” or is voluntarily terminated by the NEO for “good reason,” which are defined in the agreements, within a two-year period following a “change in control,” which is defined in the agreements.

These agreements provide that, upon a qualifying termination event, a NEO will be entitled to:

(i)	a pro rata STI award for the year of termination;

(ii)	a severance payment equal to two times the sum of the NEO’s base salary and target bonus amount;

(iii)	continuation of health benefits (at the NEO’s expense) for 18 months; and
(iv)	immediate vesting of any remaining unvested equity awards (except for PSUs which are subject to the terms described below).

The severance and pro rata bonus amounts will be payable in cash, in a lump sum, to NEOs. Receipt of these benefits is conditioned upon the NEO executing a general release of claims against the Company, and complying with perpetual confidentiality obligations and noncompete and nonsolicitation obligations for a period of 24 months. If these agreements had been in place at December 31, 2019, in the event of a qualifying termination, Mr. Stephenson would be entitled to cash payments totaling $6,500,000; Mr. Shavel would be entitled to cash payments totaling $3,737,500; Mr. Anquillare would be entitled to cash payments totaling $3,737,500; Mr. Thompson would be entitled to cash payments totaling $2,354,000; and Mr. McCarthy would be entitled to cash payments totaling $2,000,000.

None of our NEOs will be entitled to excise tax gross-ups as their respective agreements do not provide for such payments.

The 2013 Equity Incentive Plan and its predecessor plan, the Verisk Analytics, Inc. 2009 Equity Incentive Plan (the “2009 Equity Incentive Plan,” together with the 2013 Equity Incentive Plan, the “Incentive Plans”), both provide that the Compensation Committee will determine and set forth in each award agreement whether any awards granted in such award agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a participant ceases to be

Verisk 2020 Proxy Statement  |  35

Executive Compensation

employed by or to provide services to us (including as a director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise.

The award agreements with respect to currently outstanding options and restricted stock held by the NEOs under the Incentive Plans provide that in the event of the NEO’s death, “disability,” “retirement,” or termination of employment for “good reason” or without “cause” within two years following a “change in control” (as such terms are defined under the Incentive Plans), the options will vest and become immediately exercisable with respect to the number of unexercised shares covered by the option and the unvested shares of restricted stock will become fully vested. Based on the closing price of our Common Stock on December 31, 2019, the number of options that would become vested for our NEOs, minus the exercise price of those options, and the number of unvested restricted stock shares that would become vested for our NEOs, in the event of a qualifying termination event on December 31, 2019, the acceleration of option and restricted stock vesting would have a value of $16,959,240 for Mr. Stephenson, $3,406,074 for Mr. Shavel, $6,814,669 for Mr. Anquillare, $4,351,196 for Mr. Thompson, and $3,835,861 for Mr. McCarthy.

The award agreements with respect to currently outstanding PSUs held by the NEOs under the 2013 Equity Incentive Plan provide that:

(1)	the event of a NEO’s death or “disability” (as defined under the PSU award agreement), at any time during the “performance period” (as defined under the PSU award agreement), the PSUs shall immediately vest and the “performance condition” shall be deemed to have been satisfied at the target level;

(2)	in the event of a NEO’s retirement (as defined under the PSU award agreement), the PSUs shall immediately vest and the “performance condition” shall be measured at the end of the “performance period”;

(3)	in the event of a “change of control” (as defined under the PSU award agreement),

a.

(i) within the first year of the “performance period,” the “performance condition” shall be deemed to have been satisfied at the target level, or (ii) on or after the first anniversary of the commencement of the “performance period” but prior to the end of the “performance period,” the “performance condition” shall be measured from the commencement of the performance period to the date of the “change of control,” and

b.

the “service condition” shall remain in effect; provided, however, if the “change of control” is accompanied or followed by a “double trigger event” (as defined under the PSU award agreement), the PSUs shall immediately vest.

The following table sets forth the value of the PSUs that would have been payable to the NEOs in the event of a qualifying termination on December 31, 2019 based on the closing price of our Common Stock on such date.

			Change of Control

			No Double Trigger Event		Occurrence of Double Trigger Event

Name	Death or Disability ($)	Retirement ($)(1)	Within first year of Performance Period ($)	On or after first anniversary of Performance Period start ($)(1)	Within first year of Performance Period ($)(2)	On or after first anniversary of Performance Period start ($)(1)(2)

Scott G. Stephenson	5,714,794	5,714,794	5,714,794	5,714,794	5,714,794	5,714,794

Lee M. Shavel	1,548,805	1,548,805	1,548,805	1,548,805	1,548,805	1,548,805

Mark V. Anquillare	2,113,460	2,113,460	2,113,460	2,113,460	2,113,460	2,113,460

Kenneth E. Thompson	1,288,356	1,288,356	1,288,356	1,288,356	1,288,356	1,288,356

Vincent de P. McCarthy	1,154,697	1,154,697	1,154,697	1,154,697	1,154,697	1,154,697

(1)	For purposes of measuring the achievement of the “performance condition” for the applicable “performance period,” amounts shown assume the achievement of the performance condition at the target level.
(2)	Amounts shown assume the “double trigger event” occurs on the same date as the “change of control event.”

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Executive Compensation

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2019, concerning the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(1)	5,334,810		$87.78	4,391,470

Equity compensation plans not approved by security holders	1,060,278	(2)	$36.31	—	(3)

(1)

Reflects the 2013 Equity Incentive Plan. See “Verisk Analytics, Inc. 2013 Equity Incentive Plan” included in Appendix A to the Company’s Proxy Statement on Schedule 14A, dated April 1, 2013 and Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the material features of our 2013 Equity Incentive Plan.

(2)

Reflects the 2009 Equity Incentive Plan. See “Verisk Analytics, Inc. 2009 Equity Incentive Plan” included in our Registration Statement on the Form S-1/A filed on September 21, 2009 and Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the material features of our 2009 Equity Incentive Plan.

(3)	On May 15, 2013, the 2009 Equity Incentive Plan was terminated and no new equity awards can be granted under this plan.

CEO Pay Ratio

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2019:

•	the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $77,055;

•	the annual total compensation of our Chief Executive Officer was $9,050,882; and

•	the ratio of these two amounts was 117 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

In calculating the median of the annual total compensation of all of our employees (other than our Chief Executive Officer) for 2019, as permitted by the Pay Ratio Rule, we are using the same median employee we used in the 2017 and 2018 pay ratio calculation, as there have been no material changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. As we disclosed in last year’s Proxy Statement, we determined that, as of December 31, 2017, our employee population consisted of approximately 7,304 individuals (as reported in Item 1, Business, in our Annual Report on Form 10-K for the year ended December 31, 2017), of which approximately 72% were located in the United States and 28% were located in jurisdictions outside the United States. Our employee population consisted of our global workforce of full-time, part-time, seasonal and temporary employees.

As permitted by the Pay Ratio Rule, we adjusted our total employee population (as described above) for purposes of identifying our “median employee” by excluding approximately 343 of our employees located in certain jurisdictions outside of the United States given the relatively small number of employees in those jurisdictions and the estimated costs of obtaining their compensation information, as follows: approximately 1 employee from Argentina; approximately 1 employee from Austria; approximately 2 employees from Bahrain; approximately 13 employees from Brazil; approximately 91 employees from Canada; approximately 44 employees from China; approximately 40 employees from Denmark; approximately 21 employees from Germany; approximately 1 employee from Hong Kong; approximately 2 employees from Indonesia; approximately 12 employees from Ireland; approximately 15 employees from Israel; approximately 19 employees from Japan; approximately 1 employee from Kazakhstan; approximately 8 employees from Malaysia; approximately 5 employees from Mexico; approximately 1 employee from Netherlands; approximately 1 employee from Nigeria; approximately 1 employee from Peru; approximately 39 employees from Russia; approximately 9 employees from South Africa; approximately 4 employees from South Korea; approximately 1 employee from Taiwan; and approximately 11 employees from United Arab Emirates.

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Executive Compensation

After taking into account the above described adjustments to our employee population as permitted by the Pay Ratio Rule, our total adjusted employee population for purposes of determining our “median employee” consisted of approximately 6,961 individuals.

To identify our “median employee” from our total adjusted employee population, we compared the amount of base wages of our employees as reflected in our payroll records. We identified our “median employee” using this compensation measure, which was consistently applied to all our employees included in the calculation.

Using the methodologies described above, we determined that our “median employee” was a full-time, salaried employee located in the United States.

Once we identified our “median employee,” we then calculated such employee’s annual total compensation for 2019 using the same methodology we used for purposes of determining the annual total compensation of our NEOs for 2019 (as set forth in the 2019 Summary Compensation Table on page 31 of this Proxy Statement). Our CEO’s annual total compensation for 2019 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2019 Summary Compensation Table.

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Certain Relationships and Related Transactions

Customer Relationships

In 2019, we received fees from Arch Capital Group Limited of $7,207,275 for participation and license fees. In connection with our purchase of insurance coverage, we also paid fees to Arch Capital Group Limited of $873,711 related to insurance policy premiums. Constantine P. Iordanou, one of our directors, was the Chairman and Senior Advisor of Arch Capital Group Limited until his retirement in September 2019.

Statement of Policy Regarding Transactions with Related Persons

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons and has designated the Nominating and Corporate Governance Committee to oversee it. Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the corporate secretary any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of

Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest). The corporate secretary will then promptly communicate that information to the Nominating and Corporate Governance Committee, which must approve or ratify any related person transactions. Any directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest. In reviewing a transaction, the Nominating and Corporate Governance Committee will consider all relevant facts and circumstances, including without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person. No related person transaction will be approved or ratified unless, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders.

Verisk 2020 Proxy Statement  |  39

Item 2 — Approval of the Compensation

of the Company’s Named Executive Officers

on an Advisory, Non-binding Basis

At the 2017 Annual Meeting of Shareholders, we conducted an advisory, non-binding vote regarding the frequency with which we would seek approval of the compensation of our named executive officers. At such meeting, shareholders expressed their preference for an annual vote on executive compensation on an advisory, non-binding basis and, consistent with this preference, the Board of Directors determined that we would conduct such a vote on an annual basis. Accordingly, and pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with the opportunity to approve the compensation of our named executive officers for 2019 as disclosed in this Proxy Statement on an advisory, non-binding basis (“say-on-pay”) through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the Board of Directors and will not overrule any decision by the

Board of Directors or require the Board of Directors to take any action. However, the Board of Directors and the Compensation Committee will take into account the outcome of the say-on-pay vote when considering future executive compensation decisions for named executive officers.

The Compensation Committee believes that the Company’s compensation programs and policies and the compensation decisions for 2019 described in this Proxy Statement, including the Compensation Discussion and Analysis, appropriately reward our named executive officers for their and the Company’s performance and will assist the Company in retaining our senior leadership team. You are strongly encouraged to read the full details of our executive compensation programs and policies under the section titled “Executive Compensation” above.

Our Board unanimously recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. Proxies solicited by the Board will be voted “FOR” this resolution unless otherwise instructed. Broker non-votes will not be counted in determining the results of the vote.

40  |  Verisk 2020 Proxy Statement

Item 3 — Ratification of the Appointment of Verisk’s

Independent Auditor

The Audit Committee appointed Deloitte & Touche LLP (Deloitte & Touche) as independent auditors for 2020 and presents this selection to the shareholders for ratification. Deloitte & Touche will audit our consolidated financial statements for 2020 and perform other permissible, preapproved services.

A Deloitte & Touche representative will attend the annual meeting to respond to your questions and will have the opportunity to make a statement. The Audit Committee will consider the result of the vote, but may decide to continue to retain Deloitte & Touche or appoint a different auditor regardless of the vote outcome if the Audit Committee believes it is in the best interest of the Company.

Our Board unanimously recommends a vote “FOR” the ratification of Deloitte & Touche’s appointment as our independent auditor. Proxies solicited by the Board will be voted “FOR” this ratification unless otherwise instructed.

Independent Auditor’s Fees. The following table summarizes the aggregate fees (including related expenses, in thousands) billed in 2019 and 2018 for professional services provided by Deloitte & Touche.

	2019	2018
Audit fees(1)	$2,301	$2,405
Audit-related fees(2)	516	531
Tax fees(3)	742	450

Total	$3,559	$3,386

(1)

Audit fees consisted of fees billed for audits of our consolidated financial statements included in our Annual Reports on Form 10-K and reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q.

(2)	Audit-related fees consisted of fees incurred in conjunction with regulatory audits, due diligence, accounting consultations and audits related to acquisitions and dispositions.
(3)	Includes tax compliance and other tax services not related to the audit.

Preapproval Policy of the Audit Committee of Services Performed by Independent Auditor

The Audit Committee has implemented preapproval policies and procedures related to the provision of audit and nonaudit services by the independent auditor to ensure that the services do not impair the auditor’s independence. Under these procedures, the Audit Committee preapproves both the type of services to be provided by the independent auditor and the estimated fees related to those services. During the preapproval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. Even if a service has received general preapproval, if it involves a fee in excess of $250,000 or relates to tax planning and advice, it requires a separate preapproval, which may be delegated to the Chairman of the Audit Committee so long as the entire Audit Committee is informed at its next meeting. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC and PCAOB rules and regulations. In accordance with this preapproval policy, all audit and nonaudit services were preapproved by the Audit Committee in 2019.

Verisk 2020 Proxy Statement  |  41

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. The charter is available on our website at the “Corporate Governance — Governance Documents” link under the “Investors” link at www.verisk.com. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor), the performance of the Company’s internal auditor and independent auditor and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. In making such determinations, the Audit Committee considers, among other things, the recommendations of management of the Company. The Board has determined that all of the Audit Committee’s members are independent under the applicable independence standards of the Nasdaq listing rules and the Exchange Act.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditor, Deloitte & Touche, is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee the financial reporting process and the Company’s internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

The Audit Committee held five meetings during 2019, and has met in 2020 to discuss the Company’s financial statements for the year ended December 31, 2019. With respect to the year ended December 31, 2019, the Audit Committee, among other things:

•	reviewed and discussed the Company’s quarterly earnings releases;

•	reviewed and discussed (i) the quarterly unaudited consolidated financial statements and related notes and (ii) the audited consolidated financial statements and related notes for the year ended December 31, 2019 with management and Deloitte & Touche;
•	reviewed and discussed the annual plan and scope of work of the independent auditor;

•	reviewed and discussed the annual plan and scope of work of the internal auditor and summaries of significant reports to management by the internal auditor;

•	met with Deloitte & Touche, the internal auditor, the General Counsel and Company management in executive sessions;

•	reviewed and discussed certain critical accounting policies; and

•	reviewed business and financial market conditions, including an assessment of risks posed to the Company’s operations and financial condition.

The Audit Committee discussed with Deloitte & Touche matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and the applicable requirements of the Public Company Accounting Oversight Board and the SEC. These reviews included discussions with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of PCAOB regarding its communications with the Audit Committee concerning independence, and represented that it is independent from the Company. The Audit Committee discussed with Deloitte & Touche their independence from the Company and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, and reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, compromise independence.

During 2019, the Audit Committee received regular updates on the amount of fees and scope of audit and audit-related services provided. In addition, the Audit Committee reviewed and approved audit and non-audit services provided by Deloitte & Touche pursuant to the preapproval policies and procedures related to the provision of audit and non-audit services by the independent auditor as described above under “Preapproval Policy of the Audit Committee of Services Performed by Independent Auditor.”

42  |  Verisk 2020 Proxy Statement

Audit Committee Report

Based on the Audit Committee’s review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K. The Audit Committee also appointed Deloitte & Touche as the Company’s independent auditor for 2020 and is presenting the appointment to the shareholders for ratification.

Respectfully submitted,

Bruce Hansen (Chair)

Laura K. Ipsen

Samuel G. Liss

Andrew G. Mills

David B. Wright

Verisk 2020 Proxy Statement  |  43

Shareholder Proposals

Shareholder Proposals for the 2021 Annual Meeting.      Shareholders intending to present a proposal at the 2021 annual meeting and have it included in our proxy statement for that meeting under Rule 14a-8 must submit the proposal in writing to Kenneth E. Thompson, Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686. We must receive the proposal no later than December 4, 2020.

Shareholder Nominations or Other Proposals for the 2021 Annual Meeting.    Pursuant to our proxy access bylaw provision, one, or a group of up to 20 shareholders who, in the aggregate, own continuously for at least three years, shares of our company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in our proxy materials director nominees constituting the greater of two or up to 20% of our Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary at the address above no earlier than November 4, 2020 and no later than December 4, 2020, assuming we do not change the date of our 2021 annual meeting by more than 30 days before or after the anniversary date of our 2020 annual meeting.

Shareholders of record wishing to present a proposal or nomination at the 2021 annual meeting, but not requiring the proposal be included in our proxy statement, must comply with the requirements set forth in our bylaws. For the 2021 annual meeting of shareholders, shareholders of record must submit the nomination or proposal, in writing, no earlier than February 19, 2021, and no later than March 21, 2021. As required by our bylaws, the written notice must demonstrate that it is being submitted by a shareholder of record of Verisk. For nominations, it must include information about the director candidate such as name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm his or her candidate’s consent to serve as a director. Shareholders must send recommendations to the Nominating and Corporate Governance Committee, c/o Kenneth E. Thompson, Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686.

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Additional Voting Information

Submitting Voting Instructions for Shares Held Through a Broker.    If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your broker and present it at the annual meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange (NYSE) member brokers may vote your shares as described below:

•	Discretionary Items. The ratification of the appointment of Verisk’s independent auditor is a “discretionary” item. NYSE member brokers that do not receive instructions from beneficial owners may vote on this proposal in their discretion, subject to any voting policies adopted by the broker holding your shares.

•	Nondiscretionary Items. The election of directors and the approval of the compensation of the Company’s named executive officers on an advisory, non-binding basis are considered “non-discretionary” items. NYSE members that do not receive instructions from beneficial owners may not vote on these proposals on their behalf.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter, your broker will return the proxy card without voting on that matter (referred to as broker non-votes). Your shares will not be counted in determining the outcome of the vote on that matter. Therefore, if you hold your shares through a broker, it is critically important that you submit your voting instructions if you want your shares to count in the election of directors and the approval of the compensation of named executive officers on an advisory, non-binding basis.

Submitting Voting Instructions for Shares Held in Your Name.    If you hold shares as a record holder, you may vote by submitting a proxy for your shares by mail, telephone or Internet as described on the proxy card. The deadline for submitting your proxy via the Internet or by telephone is 11:59 p.m., EDT, on May 19, 2020. Submitting your proxy will not limit your right to vote in person at the annual meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations.

Submitting Voting Instructions for Shares held in the ESOP.    Participants who hold shares indirectly through the ISO 401(k) Savings and Employee Stock Ownership Plan may instruct the Plan Trustee, GreatBanc Trust Company, how to vote all shares of Verisk Common Stock allocated to their accounts. The Plan Trustee will vote the ESOP shares for which it has not received instruction in its discretion, in the best interests of ESOP participants. All votes will be kept confidential and individual votes will not be disclosed to management unless required by law.

Revoking Your Proxy.    You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to the Corporate Secretary, Kenneth E. Thompson, Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310; (2) submitting a later proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person at the meeting.

Verisk 2020 Proxy Statement  |  45

Other Matters

Other Business.    We do not know of any other matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Cost of Soliciting Your Proxy.    We will pay the expenses for the preparation and mailing of the proxy materials and the solicitation by the Board of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit your proxy, in person or by telephone, mail, facsimile or other means of communication.

Shareholders Sharing an Address.    Consistent with notices sent to record shareholders sharing a single address, we are sending only one Notice, Annual Report and Proxy Statement to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding or may request a separate copy of the Notice, Annual Report or Proxy Statement as follows:

•	Record shareholders wishing to discontinue or begin householding, should contact our Corporate Secretary, Kenneth E. Thompson, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

•	Any householded shareholder may request prompt delivery of a copy of the Annual Report or Proxy Statement by contacting us at (201) 469-4327 or may write to us at Investor Relations, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686. Instructions for requesting such materials are also included in the Notice.

Consent to Electronic Delivery of Annual Meeting Materials.    Shareholders and ESOP participants can access this Proxy Statement and our Annual Report on Form 10-K via the Internet at www.proxyvote.com by following the instructions outlined on the secure web site. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice of Internet Availability of Proxy Materials, the proxy statement and the annual report, electronically in lieu of receiving them by mail. To receive materials electronically you will need access to a computer and an e-mail account. To sign up for electronic delivery, when voting using the Internet at www.proxyvote.com, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Registered shareholders that wish to revoke their request for electronic delivery at any time without charge should contact our Corporate Secretary, Kenneth E. Thompson, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686 or contact us at (201) 469-4327.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee. You may update your electronic address by contacting your nominee.

Disclaimer.    Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

46  |  Verisk 2020 Proxy Statement

Appendix A — Reconciliation of GAAP and Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, U.S. GAAP and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures provides useful information to management and invest-

ors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company uses certain non-GAAP measures such as adjusted organic constant currency revenue growth and adjusted organic constant currency EBITDA growth as performance metrics in determining executive compensation.

Below is a reconciliation of the GAAP and non-GAAP financial measures discussed in the Compensation Discussion and Analysis section of this Proxy Statement.

(in millions)

	2019	2018
Revenues	$2,607	$2,395
Revenues from acquisitions and dispositions	(76)	(11)

Organic revenues	$2,531	$2,384

Net income	$ 450	$ 599
Depreciation and amortization of fixed assets	186	165
Amortization of intangible assets	138	131
Interest expense	127	130
Provision for income taxes	118	121

EBITDA	1,019	1,146

Litigation reserve	125	—
Acquisition-related costs (earn-outs)	74	5
Loss from disposition	6	—
Gain and interest income on subordinated promissory note receivable	—	(21)

Adjusted EBITDA	1,224	1,130

Adjusted EBITDA from acquisitions and dispositions	(17)	1

Organic adjusted EBITDA	$1,207	$1,131

			Growth
	Twelve Months Ended		Twelve Months Ended
	December 31,		December 31, 2019
	2019	2018	Reported	Organic Constant Currency
Revenues	$2,607	$2,395	8.9%	6.7%
Adjusted EBITDA	$1,224	$1,130	8.3%	7.2%

Verisk 2020 Proxy Statement  |  47

VERISK ANALYTICS, INC. 545 WASHINGTON BOULEVARD JERSEY CITY, NJ 07310 1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 1 1 OF Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET 2 ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/19/2020 for shares held directly and by 11:59 P.M. ET on 05/17/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/19/2020 for shares held directly and by 11:59 P.M. ET on 05/17/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL # SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Christopher M. Foskett 0 0 0 1b. David B. Wright 0 0 0 1c. Annell R. Bay 0 0 0 The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To approve executive compensation on an 0 0 0 advisory, non-binding basis. 3. To ratify the appointment of Deloitte & Touche 0 0 0 LLP as our independent auditor for the 2020 fiscal year. 0000000000 0 2 NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THE PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000452268_1 R1.0.1.18

YOUR VOTE IS IMPORTANT! You can vote in one of three ways: 1. Call toll-free 1-800-690-6903 on a Touch-Tone telephone and follow the instructions on the reverse side. or 2. Vote by Internet at our Internet Address: www.proxyvote.com or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE VOTE Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com VERISK ANALYTICS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 20, 2020 The undersigned hereby appoints Scott G. Stephenson and Kenneth E. Thompson, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Verisk Analytics, Inc. held of record by the undersigned as of March 23, 2020, at the Annual Meeting of Shareholders to be held at 8:00 a.m., Eastern Time at the Company’s Headquarters, 545 Washington Blvd., Jersey City, NJ 07310 on May 20, 2020 or any adjournment thereof. This instruction and proxy card is also solicited by the Board of Directors of Verisk Analytics, Inc. (the “Company”) for use at the Annual Meeting of Shareholders on May 20, 2020 at 8:00 a.m., Eastern Time from persons who participate in the ISO 401(k) Savings and Employee Stock Ownership Plan (the “ESOP”). By signing this instruction and proxy card, the undersigned ESOP Participant hereby instructs GreatBanc Trust Company, Trustee for the ESOP, to exercise the voting rights relating to any shares of Common Stock of Verisk Analytics, Inc. allocable to his or her account(s) as of March 23, 2020. For the ESOP, the Trustee will vote shares that are not allocated to ESOP participant’s accounts, or for which no instruction has been received, in its discretion, in the best interest of ESOP participants. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 19, 2020. For shares voted by phone or Internet, the deadline is 11:59 p.m. Eastern Time on May 19, 2020. . 18 . 1 . 0 R1 _ 2 0000452268 (Continued on reverse side)